Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 20, 2007

BY AND AMONG

ANALEX CORPORATION,

QINETIQ NORTH AMERICA OPERATIONS, LLC,

AND

APOLLO MERGER SUB INC.

TABLE OF CONTENTS

ARTICLE 1 THE OFFER		2

1.1	THE OFFER	2
1.2	COMPANY ACTION	3
1.3	DIRECTORS; SECTION 14(F)	4
1.4	ADJUSTMENT TO OFFER PRICE	6
1.5	TOP-UP OPTION	6

ARTICLE 2 THE MERGER		7

2.1	THE MERGER	7
2.2	EFFECTIVE TIME OF THE MERGER	8
2.3	CLOSING	8
2.4	EFFECTS OF THE MERGER	8
2.5	FURTHER ASSURANCES	8

ARTICLE 3 THE SURVIVING CORPORATION		8

3.1	CERTIFICATE OF INCORPORATION	8
3.2	BYLAWS	8
3.3	DIRECTORS AND OFFICERS	8

ARTICLE 4 EFFECT OF THE MERGER ON THE OWNERSHIP INTERESTS OF THE CONSTITUENT ENTITIES		9

4.1	CONVERSION OF COMPANY COMMON STOCK	9
4.2	EXCHANGE OF CERTIFICATES AND MERGER CONSIDERATION	9
4.3	STOCK TRANSFER BOOKS	10
4.4	TREATMENT OF COMPANY STOCK OPTIONS; COMPANY RESTRICTED SHARES; COMPANY WARRANTS; COMPANY SOSARS; AND STOCK PURCHASE PLAN	11
4.5	TREATMENT OF THE CONVERTIBLE INSTRUMENTS	12
4.6	DISSENTING SHARES	12

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF COMPANY		12

5.1	ORGANIZATION AND QUALIFICATION	13
5.2	CAPITALIZATION	13
5.3	SUBSIDIARIES	14
5.4	AUTHORITY; NON-CONTRAVENTION; APPROVAL	15
5.5	SEC MATTERS	16
5.6	ABSENCE OF UNDISCLOSED LIABILITIES	17
5.7	ABSENCE OF CERTAIN CHANGES OR EVENTS	17
5.8	LITIGATION	17
5.9	NO VIOLATION OF LAW	18
5.10	PERMITS	18
5.11	COMPLIANCE WITH AGREEMENTS	18
5.12	TAXES	18
5.13	EMPLOYEE BENEFIT PLANS; ERISA	19
5.14	LABOR; EMPLOYMENT MATTERS	21
5.15	REAL ESTATE	22
5.16	ENVIRONMENTAL MATTERS	22
5.17	CONTRACTS AND COMMITMENTS; SUPPLIERS AND CUSTOMERS	23

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5.18	INTELLECTUAL PROPERTY RIGHTS	25
5.19	ANTI-TAKEOVER LAW INAPPLICABLE	26
5.20	GOVERNMENT CONTRACTS	26
5.21	ADVISORS’ FEES	28
5.22	OPINION OF FINANCIAL ADVISOR	28
5.23	CERTAIN LOANS AND OTHER TRANSACTIONS	29
5.24	INSURANCE	29
5.25	NO OTHER REPRESENTATIONS AND WARRANTIES	29

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29

6.1	ORGANIZATION AND QUALIFICATION	30
6.2	AUTHORITY; NON-CONTRAVENTION; APPROVALS	30
6.3	LITIGATION	31
6.4	FINANCING ARRANGEMENT	31
6.5	PARENT INFORMATION	31
6.6	ADVISORS’ FEES	31
6.7	MERGER SUB	31
6.8	NO OWNERSHIP OF CAPITAL STOCK	32
6.9	OTHER AGREEMENTS OR UNDERSTANDINGS	32
6.10	NO OTHER REPRESENTATIONS AND WARRANTIES	32

ARTICLE 7 COVENANTS		32

7.1	CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME	32
7.2	COMPANY FORBEARANCES	32
7.3	CONTROL OF OPERATIONS	35
7.4	NO SOLICITATION BY COMPANY	35
7.5	REGULATORY	37
7.6	RECOMMENDATION OF THE COMPANY BOARD; COMPANY STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT	38
7.7	AGREEMENT TO COOPERATE; HSR FILINGS	39
7.8	ACCESS TO INFORMATION	40
7.9	EXPENSES AND FEES	41
7.10	PUBLIC STATEMENTS	41
7.11	EMPLOYEE MATTERS	41
7.12	NOTIFICATION OF CERTAIN MATTERS; SUPPLEMENTAL DISCLOSURE	42
7.13	DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE	43
7.14	STOCKHOLDER LITIGATION	45
7.15	LISTING	45
7.16	RULE 14(D)(10)	45
7.17	CFIUS; EXON-FLORIO	45
7.18	DSS	46
7.19	ITAR	46

ARTICLE 8 CONDITIONS TO THE MERGER		46

8.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER	46

ARTICLE 9 TERMINATION, AMENDMENT AND WAIVER		46

9.1	TERMINATION	46
9.2	EFFECT OF TERMINATION	48
9.3	TERMINATION PAYMENT; EXPENSES	48
9.4	AMENDMENT	49

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9.5	WAIVER	49

ARTICLE 10 GENERAL PROVISIONS		49

10.1	NON-SURVIVAL	49
10.2	NOTICES	49
10.3	INTERPRETATION	50
10.4	MISCELLANEOUS	51
10.5	JURISDICTION	51
10.6	COUNTERPARTS	51
10.7	PARTIES IN INTEREST	51
10.8	SEVERABILITY	51
10.9	WAIVER OF TRIAL BY JURY	51
10.10	PARENT GUARANTEE	51

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 20, 2007 (this “Agreement”) is by and among QinetiQ North America Operations, LLC, a Delaware corporation (“Parent”), Apollo Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Analex Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The board of directors of the Company (the “Company Board”) and the boards of directors of Parent and Merger Sub have determined that it is in the best interests of their respective companies and stockholders to enter into the business combination transaction described herein, and have approved the Merger (as defined below) upon the terms and subject to the conditions set forth in this Agreement;

B. In furtherance of such acquisition, Parent, Merger Sub and the Company have proposed that, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence an offer (as amended or supplemented in accordance with this Agreement, the “Offer”) to purchase for cash all of the shares of common stock, par value $0.02 per share (the “Common Stock”), of the Company outstanding as of the expiration of the Offer (the “Shares”), at a price per Share of $3.70 (subject to any applicable withholding), net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, the “Offer Price”);

C. The Transaction Committee (as defined below), the Company Board and the boards of directors of Parent and Merger Sub have approved and declared the advisability of this Agreement, the Offer and the merger of Merger Sub with and into the Company following the consummation of the Offer (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each Share outstanding immediately prior to the Effective Time (as defined in Section 2.2), other than Shares owned directly or indirectly by Parent or Merger Sub and Dissenting Shares, will be converted into the right to receive the Offer Price;

D. The Company Board has resolved to recommend that the holders of Shares tender their Shares pursuant to the Offer and has approved, adopted and declared advisable this Agreement and the Merger;

E. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the holders of the Series A Preferred Stock, Series B Preferred Stock, Company Convertible Notes, warrants (to purchase Common Stock) issued in connection with the issuance of Series A Preferred Stock, and warrants (to purchase Common Stock) issued in connection with the issuance of Series B Preferred Stock (collectively, the “Convertible Instruments”) have entered into a Conversion, Tender and Voting Agreement (the “Tender and Voting Agreement”) with the Company, Parent and Merger Sub, pursuant to which each such holder has, upon the terms and conditions set forth in the Tender and Voting Agreement, agreed to, among other things, (i) consent to the Merger and the other transactions contemplated by this Agreement, (ii) convert or exercise, as applicable, effective as of the Expiration Date, all Convertible Instruments held by such holder (except as set forth herein, any Company Warrants held by such holder shall be purchased by Merger Sub without the exercise or conversion of such Company Warrants), (iii) tender their Shares (including the Shares acquired upon conversion or exercise of the applicable Convertible Instruments) in response to the Offer, and (iv) vote their Shares in favor of the Merger and against any competing transaction;

F. It is intended that Parent will be treated as the acquiring entity for accounting purposes; and

G. Certain definitions of capitalized terms used in this Agreement but not otherwise defined herein are set forth in Exhibit A hereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE OFFER

1.1 The Offer.

(a) Subject to the provisions of this Agreement, and so long as none of the events or circumstances set forth in subsections (a) through (d) of Annex A hereto shall have occurred and be continuing, Parent shall cause Merger Sub as promptly as practicable (and in any event on or before the 10th calendar day after the date hereof) to commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer at the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and to pay for Shares validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer shall be subject solely to those conditions set forth in Annex A. The conditions to the Offer set forth on Annex A are for the benefit of Merger Sub and may be asserted or waived only by Merger Sub; provided, however, that without the prior consent of the Company, Merger Sub shall not waive the Minimum Condition (as defined in Annex A). The initial expiration date of the Offer (the “Initial Expiration Date”, and any expiration date after the Initial Expiration Date, the “Expiration Date”) shall be the 20th Business Day following the commencement of the Offer.

(b) Merger Sub expressly reserves the right, in its sole discretion, to modify the terms and conditions of the Offer; provided, however, that without the prior consent of the Company, no modification or change may be made which (i) decreases the Offer Price (except as permitted by this Agreement), (ii) changes the form of consideration payable in the Offer (other than by adding consideration), (iii) changes the Minimum Condition, (iv) reduces or limits the number of Shares sought pursuant to the Offer, (v) changes the conditions to the Offer in a manner adverse to the holders of the Shares, (vi) imposes additional conditions to the Offer, (vii) extends the Offer except as provided in the next sentence, or (viii) makes any other change which is adverse to the holders of the Shares. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) if at the then-scheduled expiration date of the Offer any of the conditions to Merger Sub’s obligations to accept for payment and pay for Shares shall not be satisfied or waived, extend and re-extend the Offer on one or more occasions for such period as is reasonably necessary to permit such conditions to be satisfied, (ii) extend and re-extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, and (iii) extend and re-extend the Offer on one or more occasions for an aggregate period of not more than 20 Business Days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if, as of such date, the Minimum Condition has been satisfied but less than 90% of the outstanding Shares (on a fully diluted basis, excluding any Shares issuable pursuant to Section 1.5) have been validly tendered and not properly withdrawn; provided that Parent and Merger Sub irrevocably waive (A) the conditions to the Offer set forth on Annex A and agree not to assert such conditions as a basis for not consummating the Offer, and (B) the right to terminate this Agreement pursuant to Sections 9.1(b)(i), (iii) and (iv). Subject to the terms and the conditions of the Offer and this

Agreement, as soon as practicable after expiration of the Offer, Merger Sub shall accept for payment and pay for, and Parent shall cause Merger Sub to accept for payment and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer. Notwithstanding the foregoing, Merger Sub may in its sole discretion elect to provide for a subsequent offering period pursuant to, and on the terms required by, Rule 14d-11 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(c) At the request of the Company, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer until such date as the conditions set forth in Annex A have been satisfied; provided that such conditions are reasonably capable of being satisfied before the Outside Date. Notwithstanding the foregoing, nothing contained in this Agreement shall require Merger Sub to extend the Offer beyond the Outside Date.

(d) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC with respect to the Offer a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including all exhibits thereto, the “Schedule TO”) which will on the date filed with the SEC and the date first published, sent or given to the Company’s stockholders comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and any other applicable U.S. federal securities laws, and will contain the offer to purchase relating to the Offer and form of the related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto and including the exhibits thereto, are referred to herein collectively as the “Offer Documents”), provided, however, that no representation, warranty or covenant hereby is made or will be made by Parent or Merger Sub with respect to information supplied by the Company for inclusion in, or information derived from the Company’s public SEC filings which is incorporated by reference or included in the Offer Documents. Merger Sub shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the U.S. federal securities laws. Parent shall deliver copies of the proposed forms of the Offer Documents to the Company and its counsel in advance of filing with the SEC and the commencement of the Offer and shall provide a reasonable opportunity for review and comment by the Company and its counsel. The Offer Documents shall be in a form reasonably acceptable to the Company. The Company and its counsel shall be given a reasonable opportunity to review any amendments and supplements to the initial Offer Documents prior to their filing with the SEC or dissemination to the Company’s stockholders. Parent shall promptly provide the Company and its counsel any comments, written or oral, that Merger Sub, Parent or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of any such comments, and provide the Company and its counsel a reasonable opportunity to participate in preparation of responses to SEC comments. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the stockholders of the Company, in each case, as and to the extent required by applicable U. S. federal securities laws.

(e) Parent hereby guarantees the full and timely performance of all of Merger Sub’s obligations under this Agreement and shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares and Company Warrants that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

1.2 Company Action.

(a) The Company hereby consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held and acting upon a unanimous recommendation of a special committee of the Company Board comprised entirely of independent directors (the “Transaction Committee”), has (i) declared the advisability of the Merger and this Agreement, (ii) approved the Offer, the Merger, this Agreement and the other transactions contemplated hereby, (iii) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company’s stockholders, and (iv) subject to Section 7.4(d), resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Merger Sub and, if required, approve the Merger and the other transactions contemplated hereby. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in this Section 1.2(a).

(b) The Company shall file with the SEC on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule 14D-9”) which will on the date filed with the SEC and the date first published, sent or given to the Company’s stockholders comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and any other applicable U.S. federal securities laws, and that, subject to Section 7.4(d), will contain the recommendations of the Company Board referred to in subsection (a) above, and shall disseminate the Schedule 14D-9 to the Company’s stockholders as and to the extent required by applicable U.S. federal securities laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent and its counsel in advance of the filing with the SEC and shall provide a reasonable opportunity for review and comment by Parent and its counsel. The Schedule 14D-9 shall be in a form reasonably acceptable to Parent. Parent and its counsel shall be given a reasonable opportunity to review and comment on any amendments and supplements to the Schedule 14D-9 prior to their filing with the SEC or dissemination to the Company’s stockholders. The Company shall provide Parent and its counsel any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of any such comments. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable U.S. federal securities laws.

(c) In connection with the Offer and the Merger, the Company shall cause its transfer agent or agents to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of the latest practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control, to the extent reasonably available to the Company, regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with Section 9.1, will, upon request, deliver, and will use their commercially reasonable efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

1.3 Directors; Section 14(f).

(a) Effective upon Merger Sub’s purchase of Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, for election or appointment to the Company Board as will give Parent representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (giving effect to the increase in the size of such board pursuant to this Section 1.3), and (ii) a fraction equal to the number of Shares beneficially owned by Merger Sub and Parent (including Shares so accepted for payment) divided by the number of Shares then outstanding. In furtherance thereof, upon request of Parent, the Company shall take all action reasonably requested by Parent to cause such designees of Parent and Merger Sub to be so elected or appointed at such time, including increasing the size of the board and seeking resignations of incumbent directors. At such time, the Company shall, if reasonably requested by Parent, cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board other than the Transaction Committee, and (ii) each board of directors of each subsidiary of the Company (and each committee thereof), in each case only to the extent permitted by the rules of The American Stock Exchange (“AMEX”) and U.S. federal securities laws.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors and Parent’s designees, as Section 14(f) and Rule 14f-1 of the Exchange Act require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 of the Exchange Act.

(c) Notwithstanding the foregoing, (i) the Company shall use its commercially reasonable efforts to ensure that, if Parent’s designees are elected to the Company Board, such board of directors shall have, at all times prior to the Effective Time, at least two directors who are directors on the date of this Agreement and who are not officers, employees or affiliates of the Company, Parent or any of their respective subsidiaries (it being understood that for purposes of this sentence, a director of the Company or Parent shall not be deemed an affiliate of the Company solely as a result of his or her status as a director of the Company or Parent) and who are “independent directors” as defined in the rules of the AMEX (the “Independent Directors”), (ii) if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director may designate a person to fill such vacancy who is not an officer, employee or affiliate of the Company, Parent, or any of their respective subsidiaries and such person shall be deemed to be an Independent Director for purposes of this Agreement, and (iii) if no Independent Directors then remain, the other directors may designate two persons to fill such vacancies who shall not be officers, employees or affiliates of the Company, Parent or any of their respective subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, during the period after election of directors designated by Parent pursuant to this Section 1.3 but prior to the Effective Time, the Company Board shall delegate to a committee of the Company Board comprised solely of the Independent Directors (which may be the Transaction Committee) (the “Independent Committee”) the sole responsibility for (i) any amendment or any termination of this Agreement by the Company, (ii) any extension of time for performance of any of the obligations of Parent or Merger Sub pursuant to this Agreement for which the Company’s consent or approval is required, (iii) the exercise or waiver of any of the Company’s rights or remedies hereunder, (iv) any amendment to the Company’s Certificate of Incorporation or Bylaws, and (v) any waiver of compliance with any covenant of Parent or Merger Sub or any condition to any obligation of the Company or of any of the Company’s rights under this Agreement. Any action of the Independent Committee with respect to the above matters in the preceding sentence shall be deemed to constitute the action of the full Company Board to approve the actions contemplated hereby and no other action on the part of the Company, including any action by any other director of the Company, shall be required for such authorization. The Independent Committee shall have the authority to retain one separate counsel at the reasonable expense of the Company.

1.4 Adjustment to Offer Price. If, following the date of this Agreement, the Company changes or establishes a record date for changing the number of Shares outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or other similar transaction in respect of the outstanding Shares and the record date therefor shall be prior to the Effective Time, then, in any such event, and in addition to any other rights and remedies that may be available to it, the Offer Price shall be proportionately adjusted to reflect that change.

1.5 Top-Up Option.

(a) Subject to the terms and conditions herein, the Company hereby grants to Parent an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, up to that number of shares of the Common Stock (the “Top-Up Option Shares”) equal to the lesser of (i) the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock collectively owned by Parent, Merger Sub and any of their respective Affiliates immediately following consummation of the Offer shall constitute 90% of the shares of Common Stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares) and (ii) an aggregate number of shares of Common Stock that is equal to 19.9% of the shares of Common Stock issued and outstanding immediately prior to the exercise of the Top-Up Option. Notwithstanding the foregoing provisions of this Section 1.5(a), the Top-Up Option shall not be exercisable if the aggregate number of shares issuable upon exercise of the Top-Up Option, plus the aggregate number of then-outstanding shares of Common Stock, plus the aggregate number of shares of Common Stock issuable upon exercise of all options and other rights to purchase Common Stock, plus the aggregate number of shares reserved for issuance pursuant to the Company Stock Option Plans would exceed the number of authorized shares of Common Stock.

(b) Parent may, at its election, exercise the Top-Up Option, in whole, but not in part, at any one time prior to Top-Up Termination Date, provided, however, that the Top-Up Option shall not be exerciseable unless, immediately after such exercise and the issuance of the Top-Up Option Shares, the Short Form Merger Threshold would be reached (assuming the issuance of the Top-Up Option Shares).

(c) If Parent wishes to exercise the Top-Up Option, Parent shall send to the Company a written notice (a “Top-Up Exercise Notice”, and the date of receipt of which notice is referred to herein as the “Top-Up Notice Date”) specifying the place for the closing of the purchase and sale of shares of Common Stock pursuant to the Top-Up Option (the “Top-Up Closing”) and a date not earlier than one (1) Business Day nor later than ten (10) Business Days after the Top-Up Notice Date for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Parent confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

(d) At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Parent a certificate or certificates evidencing the applicable number of Top-Up Option Shares, provided that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law or any ruling, judgment, decision, order or injunction issued by any Court or other Government Entity shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise and (ii) Parent shall purchase each Top-Up Option Share from the Company at the

Offer Price. Payment by Parent of the purchase price for the Top-Up Option Shares may be made, at Parent’s option, by delivery of (A) immediately available funds by wire transfer to an account designated by the Company or (B) a demand note issued by Parent in customary form that is reasonably acceptable to the parties and in a principal face amount equal to the aggregate amount of the cash portion of the purchase price for the Top-Up Option Shares. Any demand note issued pursuant to the preceding sentence shall be accompanied by a credit support arrangement reasonably acceptable to the parties hereto.

(e) Upon the delivery by Parent to the Company of the Top-Up Exercise Notice, and the delivery of the consideration described in Section 1.5(d), Parent shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to Parent or the Company shall have failed or refused to designate the bank account described in Section 1.5(d).

(f) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required including a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

ARTICLE 2

THE MERGER

2.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the “Surviving Corporation”.

(b) In the event that Parent or Merger Sub acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise (the “Short Form Merger Threshold”), the parties hereto agree to take appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article 8, in accordance with Section 253 of the DGCL without a meeting of stockholders as soon as practicable after the acceptance for payment and purchase of Shares by Parent or Merger Sub pursuant to the Offer.

(c) Subject to the terms of this Agreement, in the event that, following Parent’s or Merger Sub’s purchase of the Shares and the expiration of the Offer, Parent holds in the aggregate, a sufficient number of shares to satisfy the requirements of Section 8.1(a) but less than 90% of all outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article 8, in accordance with Section 251 of the DGCL. In furtherance and not in limitation of the foregoing agreement, the Company agrees that it shall, acting through its Board of Directors in accordance with applicable law, take the actions specified in Section 7.6 hereto to effect the Merger.

2.2 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (or, if applicable, a certificate of ownership and merger as provided in Section 253 of the DGCL) (the “Certificate of Merger”) reasonably acceptable to the Company, Parent and Merger Sub, respectively, shall be executed and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided for in the DGCL on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time provided in the Certificate of Merger (the “Effective Time”).

2.3 Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than 10:00 a.m. on the date (the “Closing Date”) that is the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102, unless another place is agreed to in writing by the parties hereto.

2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

2.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the Company agrees that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE 3

THE SURVIVING CORPORATION

3.1 Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of Surviving Corporation after the Effective Time, until thereafter amended in accordance with its terms and as provided in the DGCL.

3.2 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by the certificate of incorporation of Surviving Corporation and the DGCL.

3.3 Directors and Officers. The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time, and thereafter such directors and officers shall serve in accordance with the bylaws of Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE 4

EFFECT OF THE MERGER ON THE

OWNERSHIP INTERESTS OF THE CONSTITUENT ENTITIES

4.1 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or any holder of any stock or other equity ownership interest of the Company, Parent or Merger Sub:

(a) Each Share outstanding immediately prior to the Effective Time (except as otherwise provided in this Section 4.1 and Dissenting Shares) shall be converted into the right to receive the Offer Price. All such Shares, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate evidencing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Offer Price per share therefor, without interest and subject to applicable withholding tax, upon the surrender of such certificate in accordance with Section 4.2.

(b) Each Share held in the treasury of the Company and each Share owned by Parent or any subsidiary of Parent or the Company, if any, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Merger Sub, each issued and outstanding share of common stock of Merger Sub shall be converted into one share of common stock of Surviving Corporation.

4.2 Exchange of Certificates and Merger Consideration.

(a) No later than two (2) Business Days prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of Shares, Company Stock Options, Company SOSARs and Company Warrants, the cash required to make payments in respect of the Merger consideration as required by this Article 4 (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent will, pursuant to irrevocable instructions, deliver the cash payments contemplated to be issued pursuant to Section 4.1 and 4.4 out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding Shares (the “Certificates”), and whose shares were converted into the right to receive the Offer Price pursuant to Section 4.1, (i) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Offer Price. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall be entitled to receive in exchange therefor the Offer Price for each Share formerly evidenced thereby, in accordance with Section 4.1(a), and the Certificates so surrendered shall be canceled. Until surrendered as provided in this Section 4.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Offer Price for each Share evidenced thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Certificate.

(c) All Merger consideration paid upon exchange of the Shares in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares so exchanged.

(d) Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six months after the Effective Time will be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article 4 will thereafter look only to Parent for the Merger consideration payable pursuant to this Agreement. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Government Entity will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any of the Merger consideration would otherwise escheat or become the property of any Governmental Entity), any amounts payable in respect thereof shall, to the extent permitted by law, become the property of Parent, free and clear of all claims or interest on any person previously entitled thereto.

(f) Each of the Surviving Corporation and Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Any amounts deducted and withheld from the consideration otherwise payable pursuant to this Agreement shall be remitted by Parent or the Surviving Corporation to the appropriate Governmental Entity on a timely basis.

(g) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger consideration payable with respect to the Shares evidenced by such Certificate.

(h) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to Section 4.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

4.3 Stock Transfer Books. At and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive the Offer Price pursuant to Section 4.1, without interest. All cash paid upon the surrender of the Certificates in accordance with this Article 4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly evidenced by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates formerly evidencing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Offer Price in accordance with this Article 4.

4.4 Treatment of Company Stock Options; Company Restricted Shares; Company Warrants; Company SOSARs; and Stock Purchase Plan.

(a) The Company shall take all actions necessary or appropriate, subject to prior review and reasonable approval of Parent, to provide that each outstanding option to purchase Shares (a “Company Stock Option”) granted under any stock option plan, program or agreement to which the Company or any of its subsidiaries is a party (the “Company Stock Option Plans”) which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled as of the Effective Time and the holder thereof shall be entitled only to the right to receive an amount in cash payable at the time of cancellation of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Offer Price over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of Shares subject to such Company Stock Option. Such cash payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment. The surrender of a Company Stock Option in exchange for the consideration contemplated by this Section 4.4(a) shall be deemed a release of any and all rights the holder had or may have had in respect thereof.

(b) The Company shall take all actions necessary to provide that, on the Expiration Date (provided that, on such Expiration Date, Merger Sub accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer), (i) the Company Stock Option Plans and any similar plan or agreement of the Company shall be terminated, and (ii) no holder of any Company Stock Option will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option. Nothing in this Agreement shall prohibit the Company from extending the termination date of one or more issued and outstanding Company Stock Options, but in no event later than December 31, 2007.

(c) Parent and Merger Sub acknowledge that all outstanding Company Restricted Shares shall automatically become fully vested and free of any forfeiture restrictions on the Expiration Date (provided that, on such Expiration Date, Merger Sub accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer), and the Company will take all necessary action, including obtaining any required consents or amendments to the Company’s equity incentive plan, to permit holders of outstanding Company Restricted Shares to participate in the Offer and be treated in the Merger on the same terms and conditions as all other holders of unrestricted Shares.

(d) The Company shall take all actions necessary or appropriate, subject to prior review and reasonable approval of Parent, to provide that each outstanding Company SOSAR granted under any Company Stock Option Plan, program or agreement to which the Company or any of its subsidiaries is a party which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled as of the Effective Time and the holder thereof shall be entitled only to the right to receive an amount in cash payable at the time of cancellation of such Company SOSAR equal to the product of (A) the excess, if any, of (x) the Offer Price over (y) the per share exercise price of such Company SOSAR multiplied by (B) the number of Company SOSARs held by the holder thereof. Such cash payment shall be subject to and reduced by all Taxes to be withheld in respect of such payment. The surrender of a Company SOSAR in exchange for the consideration contemplated by this Section 4.4(d) shall be deemed a release of any and all rights the holder had or may have had in respect thereof.

(e) Pursuant to the Tender and Voting Agreement, as soon as practicable following the date of this Agreement, the Company will take such actions (including obtaining any required consents) as may be required to provide that each of the Company Warrants will, as of the Effective

Time, be converted into the right to receive cash in the amount equal to the product of (i) the Offer Price minus the per share exercise price under such Company Warrant, and (ii) the number of Shares issuable pursuant to such Company Warrant immediately prior to the Effective Time.

(f) As soon as practicable following the date of this Agreement, the Company shall take such action as may be necessary that no new contributions shall be accepted by, or made to, the Company’s Stock Purchase Plan (the “Stock Purchase Plan”), and any cash remaining in participant’s accounts after the date such action is taken will be distributed to participants, and the Stock Purchase Plan shall be terminated effective as of the Effective Time. On or after the date hereof, no future offering periods under the Stock Purchase Plan shall be commenced, and no further options will be granted under the Stock Purchase Plan.

4.5 Treatment of the Convertible Instruments. Pursuant to the Tender and Voting Agreement, each holder of the Convertible Instruments has agreed to (i) convert or exercise, as applicable, effective as of the Expiration Date (provided that, on such Expiration Date, Merger Sub accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer), all Convertible Instruments held by such holder (other than Company Warrants, which such warrants shall be converted for cash as set forth in Section 4.4(e)), and (ii) tender their Shares (including the Shares acquired upon conversion or exercise of the Convertible Instruments) in the Offer. Parent and Merger Sub acknowledge that all such Shares shall participate in the Offer and be treated in the Merger on the same terms and conditions as all other holders of Shares. For purposes of calculating the Minimum Condition and for all other purposes under this Agreement, the Shares subject to the Convertible Instruments shall all be deemed to be Shares validly tendered and not withdrawn pursuant to the Offer.

4.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with the requirements of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the relevant Merger consideration. The holders of Dissenting Shares shall be entitled to only such rights as are granted by the DGCL, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the relevant Merger Consideration, as set forth in Section 4.2, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and withdrawals of such demands, any other instruments or documents served pursuant to the DGCL and received by the Company with respect to such demands, and the Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of Section 262 of the DGCL will receive payment thereof from the Surviving Corporation and as of the Effective Time such Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, any Quarterly Report on Form 10-Q filed by the Company since January 1, 2006, or any Current Report on Form 8-K filed by the Company since January 1, 2006 (collectively, the “SEC Reports”) or (b) the disclosure letter (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that (i) any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement, so long as such disclosure is in sufficient detail to enable a reasonable reader to identify its applicability to the relevant provision in this Agreement and (ii) any information disclosed in the SEC Reports will be deemed to apply as a disclosure under this Agreement, so long as such disclosure in the SEC Reports is in sufficient detail to enable a reasonable reader to identify its applicability to the relevant provision in this Agreement; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had a Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub:

5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned, leased and operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have, and would not be reasonably likely to have, a Material Adverse Effect. True, accurate and complete copies of the Company’s Certificate of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, except for such violations that would not have and would not be reasonably likely to have a Material Adverse Effect.

5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares, of which 65,000,000 shares are designated Common Stock and 35,000,000 of which are designated Preferred Stock, par value $0.02 per share, of which 12,000,000 are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”) and 13,500,000 are designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”). As of December 31, 2006, 16,848,811 Shares, 6,726,457 shares of Series A Preferred Stock and 10,571,427 shares of Series B Preferred Stock were issued and outstanding, and no Shares or shares of Preferred Stock were held in treasury. All of such issued and outstanding shares are duly authorized, validly issued and are fully paid and nonassessable. No issued and outstanding shares of the Company capital stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company.

(b) Except pursuant to Section 1.5, there are no outstanding subscriptions, options, contracts, commitments, restrictions, stock appreciation rights, phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company capital stock. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of the Company capital stock. Section 5.2(b) of the Company Disclosure Schedule sets forth the number of Shares issuable upon conversion of the Company Preferred Stock, as well as pursuant to (i) exercise of options to purchase Shares granted pursuant to the Company Stock Option Plans and outstanding as of the date of this Agreement as identified on Section 5.2(b)(i) of the Company Disclosure Schedule, (ii) exercise of outstanding common stock purchase warrants as identified on Section 5.2(b)(ii) of the Company Disclosure Schedule (the

“Company Warrants”), (iii) conversion of the Company’s Series A Convertible Notes as identified on Section 5.2(b)(iii) of the Company Disclosure Schedule (the “Company Convertible Notes”), (iv) outstanding restricted stock awards as identified on Section 5.2(b)(iv) of the Company Disclosure Schedule (the “Company Restricted Shares”) and (v) the exercise of stock-only stock appreciation rights (the “Company SOSARs”) issued under the Company Stock Option Plans as identified in Section 5.2(b)(v) of the Company Disclosure Schedule. The Company Stock Options, Company Preferred Stock, Company Warrants, Company Convertible Notes, Company Restricted Shares and Company SOSARs are collectively referred to as “Company Stock-Based Securities”. All of the Company’s Stock-Based Securities have been issued by the Company in compliance in all material respects with applicable laws, including applicable U.S. federal securities laws and all Company Stock Options were granted with a per share exercise price equal to the fair market value of a Share on the date of grant.

(c) Section 5.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all holders of outstanding Company Stock-Based Securities, indicating with respect to each of the Company Stock-Based Securities, (i) the number of Shares subject to such Company Stock-Based Securities (whether by exercise, conversion or vesting), held by each such holder, and (ii) the exercise or conversion price, date of issuance or grant and expiration date, if any, of such Company Stock-Based Securities. The Company has made available to Parent accurate and complete copies of all Company agreements evidencing Company Stock-Based Securities (and all relevant Company Plans).

(d) There are (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote issued or outstanding, and (ii) no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company capital stock or any shares of capital stock of any Subsidiary of the Company.

(e) Other than dividends with respect to the Company Preferred Stock pursuant to the Certificate of Incorporation, the Company Board has not declared any dividend or distribution with respect to any shares of the Company capital stock or any shares of capital stock of any Subsidiary of the Company, the record or payment date for which is on or after the date of this Agreement.

5.3 Subsidiaries.

(a) For each Subsidiary of the Company, Section 5.3(a) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation or organization, and each jurisdiction such Subsidiary is qualified to do business.

(b) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers, except where failure to be so incorporated, validly existing or in good standing, or to have such corporate powers would not have, and would not be reasonably likely to have, a Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have, and would not be reasonably likely to have, a Material Adverse Effect. Each Subsidiary of the Company is in compliance with the provisions of its organizational or governing documents, except where the failure to be in compliance with such documents would not have, and would not be reasonably likely to have a Material Adverse Effect. Other than its Subsidiaries, neither the Company nor any of the Subsidiaries beneficially owns or controls, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated.

(c) All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, directly or indirectly, free and clear of any Lien other than any restrictions imposed under the Securities Act of 1933, as amended (the “Securities Act”). Other than the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company that is owned by the Company, directly or indirectly through one or more Subsidiaries, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries, or (iii) options or other rights by any Person other than the Company or any of its Subsidiaries to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Company’s Subsidiaries.

5.4 Authority; Non-Contravention; Approval.

(a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders Approval and the Required Statutory Approvals, to consummate the Merger and the other transactions contemplated by this Agreement. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by the Company or any of its Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters or bylaws of the Company or any of its Subsidiaries, (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, Permit or license of any court or Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than the Required Statutory Approvals, or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, concession, contract, lease, partnership agreement, joint venture agreement or other agreement to which the Company or any of its Subsidiaries is now a party except, with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not have, and would not be reasonably likely to have, a Material Adverse Effect.

(c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement except for (i) (A) applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities or “blue sky” laws (“Blue Sky Laws”), (B) the Required Statutory Approvals, (C) the filing with the SEC of a proxy statement relating to the Company Stockholders

Meeting, if necessary (as amended or supplemented from time to time, the “Proxy Statement”), and other written communications that may be deemed “soliciting materials” under Rule 14a-12 of the Exchange Act, (D) any filings required under the rules and regulations of the AMEX, or (E) the filing of the appropriate merger documents as required by the DGCL, or (ii) where the failure to make such declaration, filings or registration or notifications to obtain such authorization, consents would not have, and would not be reasonably likely to have, a Material Adverse Effect.

(d) Assuming there are no shares of Series A Preferred Stock and Series B Preferred Stock outstanding after such shares’ conversion in accordance with the terms of the Tender and Voting Agreement, the affirmative vote of the holders of a majority of the outstanding Shares, if necessary, is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger (the “Company Stockholders Approval”).

5.5 SEC Matters.

(a) The Company has timely filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 2004 (collectively, the “Company Reports”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, cash flows and stockholders’ equity included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except, as may be indicated in the notes thereto and, in the case of unaudited statements, for normal year-end audit adjustments. The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer or principal financial officer of the Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports that were required to be accompanied by such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are designed to provide reasonable assurance that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the Company Reports is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to the Company’s management and the Company Board regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of the AMEX.

(d) The Company has received no written notice of any investigation by the SEC with respect to the Company or any of its Subsidiaries, and, to the knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

5.6 Absence of Undisclosed Liabilities. The Company did not have at December 31, 2005, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except (i) to the extent such liabilities or obligations are disclosed in the SEC Reports filed with the SEC prior to the date hereof, (ii) such liabilities that have been discharged or paid in full prior to the date hereof, (iii) liabilities and obligations disclosed in Section 5.6 of the Company Disclosure Schedule, or (iv) such liabilities or obligations that were incurred after December 31, 2005 in the ordinary course of business and consistent with past practices that would not have, and would not be reasonably likely to have, a Material Adverse Effect.

5.7 Absence of Certain Changes or Events. Except as disclosed in the SEC Reports or as set forth in the Company Disclosure Schedule, since December 31, 2005 through the date hereof, (i) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice; (ii) neither the Company nor any Subsidiary has taken any action or agreed to take any action that would be prohibited by any of Sections 7.2(a), (b), (c)(i), (c)(iii), c(v), (d), (e), (g) and (k) if taken after the date hereof; (iii) the Company has not increased the compensation for substantially all or a material portion of its employees, except for its annual salary adjustments as of April 1, 2006; (iv) except as required by law or as is consistent with past practice, the Company has not made or changed any Tax election or entered into any closing agreement in respect of any Tax claim, audit or assessment, including the settlement of any Tax controversy, adoption or change of any accounting method in respect of Taxes, consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than in connection with the timely filing of any Tax Return by its extended due date or any extension or waiver that ended on or before December 31, 2006 and which is not currently in effect) if such election, agreement, adoption, change, consent or waiver would have the effect of increasing the Tax liability of the Company and its Subsidiaries in any material respect for any period ending after the Closing Date or decreasing any Tax attribute of the Company and its Subsidiaries existing on the Closing Date in any material respect; and (v) there has not been an event, occurrence, effect or circumstance that has had, or that would be reasonably likely to have, a Material Adverse Effect.

5.8 Litigation. There are no (i) claims, suits, actions, proceedings, hearings, petitions, grievances, complaints or investigations pending against the Company or any of its Subsidiaries, or (ii) to the knowledge of the Company, threatened claims, suits, actions, proceedings, hearings, petitions, grievances, complaints or investigations against the Company or any of its Subsidiaries, in each case which would have, or would be reasonably likely to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which would have, or would be reasonably likely to have, a Material Adverse Effect. The parties acknowledge and agree that, for all purposes of the Agreement, no party makes any representation or warranty regarding the effect of the antitrust laws on such party’s ability to execute, deliver, or perform its obligations under the Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust law with respect to the consummation of the Merger.

5.9 No Violation of Law. Neither the Company nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity, except for violations that would not have, and would not be reasonably likely to have, a Material Adverse Effect.

5.10 Permits. The Company and its Subsidiaries have all permits, licenses, approvals, and authorizations (collectively, “Permits”) of all Governmental Entities required by the Company and its Subsidiaries to own and operate their respective assets and carry on their respective businesses as currently conducted, except where the failure to obtain, have and maintain such Permits, or the suspension or cancellation of any of the Permits, would not have, and would not be reasonably likely to have, a Material Adverse Effect.

5.11 Compliance with Agreements. Neither the Company nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Material Contract except for such breach, violation, default or event that would not have, and would not be reasonably likely to have, a Material Adverse Effect, and the Company has not received any written notice of any such breach, violation, default or event. To the knowledge of the Company, there exists no breach, violation or default in performance or obligation by any other party to any Material Contract, except for such breach, violation or default that would not have, and would not be reasonably likely to have, a Material Adverse Effect.

5.12 Taxes.

(a) The Company and its Subsidiaries have (i) duly filed with the appropriate Governmental Entities all material Tax Returns required to be filed, and such filed Tax Returns are true, correct and complete in all material respects, (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods at or prior to the date hereof, and (iii) duly withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. No material written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes reflected in the balance sheet included in the SEC Reports are adequate to cover all material Taxes of the Company and its Subsidiaries for all periods ending at or prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or asset of either of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due. Except as set forth in Section 5.12 of the Company Disclosure Schedule, no audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries. Except as set forth in Section 5.12 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns filed for 2003, 2004 and 2005 and for all other open years. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course). Neither the Company nor any of its Subsidiaries has any request for a ruling in respect of Taxes pending before any Governmental Entity. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any person (other than the Company or any Subsidiary) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Treasury Regulation section 1.6011-4(b)(2).

(b) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or is reasonably likely to result, whether as a result of the Merger or the other transactions contemplated by this Agreement, separately or in the aggregate, in (i) any “excess parachute payment” within the meaning of Code Section 280G, or (ii) any amount that will not be fully deductible as a result of Code Section 162(m).

(c) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than (i) agreements among the Company and its Subsidiaries, (ii) customary Tax indemnifications contained in credit or other commercial lending agreements, (iii) customary Tax sharing provisions related to sales and use taxes or personal property taxes included in the ordinary course of business in Government Contracts and (iv) customary Tax sharing provisions contained in leases).

5.13 Employee Benefit Plans; ERISA.

(a) Section 5.13(a) of the Company Disclosure Schedule lists (i) each plan, program, arrangement, practice and policy under which one, or more than one, current or former officer, employee or director of the Company or a Subsidiary of the Company has any right to employment, to purchase or receive any stock or other securities of the Company or a Subsidiary of the Company or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any amount or under which the Company or a Subsidiary of the Company has or may have any liability, and (ii) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA under which the Company or a Subsidiary has or may have any liability (collectively, the “Company Plans”). Section 5.13(a) of the Company Disclosure Schedule identifies the Company Plans pursuant to which the Company Stock Options may be granted.

(b) The Company has delivered to Parent (i) a current, complete and accurate copy of each Company Plan and a summary plan description which are set forth in writing (and any related trust, actuarial report, financial statement, insurance contract or other funding arrangement) and a written summary of each Company Plan which is not set forth in writing, and (ii) a copy of the three (3) most recent Annual Reports (Form 5500) and all related exhibits and reports for each Company Plan which is subject to ERISA. Neither the Company nor any Subsidiary has any plan or commitment to establish any new material Company Plan or to materially alter any Company Plan.

(c) Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, established, participated in or contributed to, any (i) plan which is subject to Title IV of ERISA or Section 412 of the Code or (ii) a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code (a “Multiemployer Plan”). Neither the Company nor any Subsidiary of the Company has any liability under Title IV of ERISA.

(d) There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in material penalties, taxes, liabilities or indemnification obligations, and there has been no other event with respect to any Company Plan that could result in any material liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA.

(e) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service, has pending an application for such a determination letter from the Internal Revenue Service or is entitled to rely on a prototype plan opinion letter, and the Company is not aware of any reason likely to result in the revocation of any such letter or in the Internal Revenue Service declining to issue a favorable determination letter on a pending application. The Company has provided to Parent a copy of the most recent Internal Revenue Service favorable determination or opinion letter with respect to each such Company Plan or a copy of the application to the Internal Revenue Service, as applicable.

(f) Each Company Plan has been established, maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

(g) The consummation of the Merger and the other transactions contemplated by this Agreement will not (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay, result in the forgiveness of indebtedness, or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.

(h) Neither the Company nor any Subsidiary has any liability in respect of post-termination or post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

(i) All contributions and other payment due from the Company or any Subsidiary with respect to each Company Plan and each Company union plan have been made or paid in full or are shown in the SEC Reports, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan. If the Company (and all ERISA Affiliates) were to have a cessation of contributions, cessation of obligations to make contribution or other form of withdrawal from any Company Plan that is a Multiemployer Plans, it (and they) would incur no liabilities with respect to any such Company Plan under the terms of such Company Plans, any collective bargaining agreement or otherwise.

(j) There are no pending or, to the knowledge of the Company, threatened claims with respect to a Company Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could be reasonably likely to result in any material liability to the Company or a Subsidiary, and no audit by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company, has been proposed with respect to any Company Plan.

(k) Each Person who performs, or has performed, services for the Company or a Subsidiary as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor, except where failure to properly classify such Person(s) would not have, and would not be reasonably likely to have, a Material Adverse Effect.

(l) Vesting for options which are outstanding under Company Stock Option Plans, including accelerated vesting which will occur at the Effective Time, has been effected in accordance with the terms of the plans and with all applicable laws, and the interests in or shares available for issuance under each such Company Stock Option Plan are properly registered pursuant to the Securities Act on a Form S-8.

(m) No current or former officer or employee of the Company or its Subsidiaries is entitled to receive severance payments or severance benefits under more than one Company Plan. Section 5.13(m) of the Company Disclosure Schedule sets forth a list of all severance plans or policies maintained by the Company or any Subsidiary of the Company.

(n) No Company Plan provides, or provided, to any “service provider” (within the meaning of Section 409A of the Code) any compensation or benefits which could subject, or have subjected, such service provider to gross income inclusion or tax pursuant to Section 409A(a)(1) of the Code.

5.14 Labor; Employment Matters.

(a) Neither the Company nor any Subsidiary of the Company is, nor at any time in the last five (5) years has been, a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of the Company or any Subsidiary and, to the knowledge of the Company, there are no organizational efforts presently being made involving any of the employees of the Company or its Subsidiaries. To the Company’s knowledge, no executive or key employee or group of employees of the Company has any plan to terminate his or her employment with the Company or has threatened to do so. No work stoppage, slowdown or labor strike against the Company or any Subsidiary is pending or, to the Company’s knowledge, threatened. The Company and its Subsidiaries have no direct or indirect liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee, except where such liability would not have, and would not be reasonably likely to have, a Material Adverse Effect. The Company and its Subsidiaries have complied with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes. No person has asserted that the Company or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws.

(b) Section 5.14(b) of the Company Disclosure Schedule sets forth a list of all employees of the Company and its Subsidiaries showing for each the employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than arrangements under which payments are at the discretion of the Company) and also showing any bonus, commission or other remuneration other than salary paid during the Company’s last fiscal year. Except as set forth on Section 5.14(b) of the Company Disclosure Schedule, none of such employees is a party to a written employment agreement or contract with the Company or any Subsidiary for a specified length of time and each is employed “at will.”

5.15 Real Estate.

(a) Neither the Company nor any Subsidiary of the Company owns real property as of the date of this Agreement.

(b) Section 5.15(b) of the Company Disclosure Schedule sets forth the address of all real property in which the Company or any Subsidiary holds a leasehold or subleasehold estate (the “Leased Real Property”, and the leases or subleases for such Leased Real Property being referred to as the “Leases”). The Company has delivered to Parent a true and complete copy of each of the Leases. Each Lease creates a valid leasehold interest in the Leased Real Property to which it applies and is in full force and effect in all respects and the Company or any Subsidiary is entitled to the benefit of such Lease in accordance with its terms, with such exceptions as are not material and do not interfere with the use of the such premises. Such leasehold interests are free and clear of all Liens, except (i) Liens for current taxes and assessments not yet due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole, or as have not had, or would not be reasonably likely to have, a Material Adverse Effect. To the Company’s knowledge, no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle any other party to any Lease to terminate such Lease prior to its scheduled term. Section 5.15(b) of the Company Disclosure Schedule sets forth any consents, waivers or other approvals required to be obtained by the Company as a result of the consummation of the Offer and the Merger so that the Leases will continue in accordance with their terms following the Merger.

5.16 Environmental Matters.

(a) The Company and its Subsidiaries have conducted their businesses in compliance with all Environmental Laws, including having all Permits, licenses and other approvals and authorizations necessary for the operation of their businesses as presently conducted, except for violations that would not have, or would not be reasonably likely to have, a Material Adverse Effect. In the past (5) years, the Company and its Subsidiaries have not received any written notices, demand letters or written requests for information from any Governmental Entity indicating that the Company or any of its Subsidiaries may be in material violation of, or liable in any material respect under, any Environmental Law. The Company has not received any written notice of any civil, criminal or administrative Action against the Company or any of its Subsidiaries relating to any material violation of or liability in any material respect under, or alleged material violation of or liability in any material respect under, any Environmental Law, and to the Company’s knowledge there are no, and have not been any, civil, criminal or administrative Action pending or threatened against the Company or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law. Neither the Company nor any of its Subsidiaries has disposed of Hazardous Substances at a location that requires remediation under Environmental Laws, except for disposals that would not have, and would not be reasonably likely to have, a Material Adverse Effect. There has been no Release of Hazardous Substances at any property currently operated by the Company or its Subsidiaries, nor has there been a Release of Hazardous Substances at any property formerly owned or operated by the Company or its Subsidiaries during the period of such ownership or operation, except for releases that would not have, and would not be reasonably likely to have, a Material Adverse Effect.

(b) In the past (5) years, there has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company or any of its Subsidiaries in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries, and the Company has provided to Parent any Phase 1 or Phase 2 reports in its possession or control, prepared in the last five (5) years, in connection with any property or facility now or previously owned or leased by the Company or any of its Subsidiaries.

5.17 Contracts and Commitments; Suppliers and Customers.

(a) Except as disclosed in or attached as exhibits to the SEC Reports and except for Classified Contracts, and subject to the last sentence of this Section 5.17(a), Section 5.17(a) of the Company Disclosure Schedule lists each of the following written contracts and agreements (and all material amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each such agreement and contract, and each “material contract” filed as an exhibit to the Company Reports, a “Material Contract”):

(i) any agreement or indenture relating to the borrowing of money or any guarantee of any such borrowing which involve more than $1,000,000;

(ii) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person other than the Company or any of its Subsidiaries;

(iii) any indemnification agreements entered into by and between the Company and any director or officer of the Company (other than the Company’s Certificate of Incorporation and Bylaws);

(iv) any teaming agreements related to pending bids or proposals or bids that are currently contemplated to be submitted by the Company for Government Contracts in which the Company has granted any exclusive rights, rights of first refusal, or rights of first negotiation to any Person;

(v) any agreement for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such agreement in excess of $1,000,000 individually, or $5,000,000 in the aggregate;

(vi) any agreement for the acquisition or sale of any business of the Company (A) for aggregate consideration under such agreement in excess of $1,000,000, and (B) that has continuing indemnification, “earn-out” or other contingent payment obligations by the Company that would be reasonably likely to result in payments in excess of $1,000,000;

(vii) any collective bargaining agreements, memoranda of understanding, settlements or other labor agreements with any union or labor organization applicable to the Company, its Affiliates or their employees;

(viii) any agreement which imposes on the Company or any of it Subsidiaries non-competition or non-solicitation restrictions, or any “exclusivity” or similar provision or covenant, including any organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting set forth in the Government Contracts;

(ix) any employment, severance or other similar agreement which contains a change of control or “golden parachute” provision;

(x) any agreement which is performed (in whole or in part) outside of the United States, where a party that is a natural person to the agreement is not a United States citizen, or where all or a portion of the agreement is subcontracted to a natural person that is not a United States citizen;

(xi) any agreement that, individually or in the aggregate, would, or would be reasonably likely to prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;

(xii) any agreement that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell, as applicable, any ownership interests of any Person;

(xiii) any agreement with any supplier of the Company or any Subsidiary involving annual payments (over the previous twelve months) from the Company and its Subsidiaries in excess of $500,000 annually; and

(xiv) any other agreements to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligations in excess of $1,000,000 annually.

Notwithstanding anything in this Section 5.17, the term “Material Contract” shall not include any agreement or arrangement that (i) is terminable upon ninety (90) days’ or less notice without a penalty-premium (other than a Government Contract), (ii) will be fully performed or satisfied or will expire as of or prior to Closing, or (iii) is solely between the Company and one or more of its Subsidiaries or is solely between the Company’s Subsidiaries.

(b) Each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, except where the failure to be enforceable has not had, or would not be reasonably likely to have, a Material Adverse Effect. To the knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, except where the failure to be enforceable has not had, or would not be reasonably likely to have, a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party, has received written notice within the last twelve (12) months that it is in violation or breach of or in default (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries) under any Material Contract, except for violations, breaches or defaults that would not have, and would not be reasonably likely to have, a Material Adverse Effect.

5.18 Intellectual Property Rights.

(a) Section 5.18(a)(i) of the Company Disclosure Schedule sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications and copyright (and mask works) registrations and applications owned by the Company and its Subsidiaries, specifying as to each item, as applicable (i) the nature of the item, including the title, (ii) the applicant or owner(s) of the item, (iii) the jurisdiction in which the item is issued or registered or in which an application for issuance or registration has been filed, (iv) the issuance, registration or application numbers and dates, and (v) any assignor or assignee, if applicable. Section 5.18(a)(i) of the Company Disclosure Schedule identifies whether or not each item on that schedule that is a United States patent, patent application, trademark, service mark, trademark or service mark registration and application, or copyright registration or applications has been duly registered or filed with the U.S. Patent and Trademark Office. Except as has not had, and would not be reasonably likely to have, a Material Adverse Effect, all patent, copyright, and trademark applications, renewals and other similar fees have been properly paid and are current, and all patent, copyright, and trademark registrations and filings remain in full force and effect. There are no actual or, to the knowledge of the Company, threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership of any portion of the Intellectual Property Rights which should have been listed in Section 5.18(a)(i) of the Company Disclosure Schedule. No Intellectual Property Right which should have been listed in Section 5.18(a)(i) of the Company Disclosure Schedule has been previously adjudged to be invalid or unenforceable in whole or in material part. Section 5.18(a)(ii) of the Company Disclosure Schedule sets forth all material licenses, sublicenses and other agreements or permissions under which the Company or any of its Subsidiaries is a licensee or distributor of or otherwise is authorized to use any Intellectual Property Rights of a third party or under which the Company or any of its Subsidiaries otherwise obtains Intellectual Property Rights necessary to the business of the Company or any of its Subsidiaries (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $5,000 or less which are not required to be listed).

(b) (i) The Company and its Subsidiaries own all right, title and interest in, free of all Liens, or have valid and enforceable rights, by license, sublicense, agreement or other permission to, all of the Intellectual Property Rights that are currently used in, or, to the knowledge of the Company, necessary in, the conduct of the Company’s or any of its Subsidiaries’ businesses, without obligation to pay any royalty, material license fee, or other consideration, (ii) no Action (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator, is pending or is threatened in writing by any third Person, in which the Company or any of its Subsidiaries is a party with respect to any Intellectual Property Rights owned, licensed, distributed or used by the Company or any of its Subsidiaries in their respective businesses as conducted in the past or as currently conducted (“Company IP Claim”), including any Company IP Claim that alleges that the operation of any such businesses infringes, misappropriates, impairs, dilutes or otherwise violates the rights of any Person, and there are no grounds for the same, and the Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights, and (iii) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has brought or threatened any Company IP Claims against any Person that remain unresolved.

(c) The Company has made commercially reasonable efforts to maintain and protect the Intellectual Property Rights owned by the Company and its Subsidiaries. Without limiting the preceding sentence, the Company has implemented a policy requiring each current employee, consultant and contractor who developed any part of any item covered by material Intellectual Property Rights on behalf of the Company or its Subsidiaries, either (i) to be a party to an agreement that conveys or obligates such Person to convey to the Company or its Subsidiaries any and all right, title and interest in and to all Intellectual Property Rights developed by such Persons in connection with such Person’s employment or engagement on behalf of the Company or its Subsidiaries, (ii) as to works created in the course of such Person’s employment with or engagement on behalf of the Company or its Subsidiaries, to execute an agreement acknowledging that the works are “works for hire” or otherwise assigning to the Company or its Subsidiaries all rights, title and interest in such works, or (iii) otherwise has by operation of law vested in the Company or its Subsidiaries any and all right, title and interest in and to all such Intellectual Property Rights developed by such Persons in connection with such Person’s employment with, or engagement on behalf of the Company or its Subsidiaries. To the knowledge of the Company, there has been no material and unauthorized disclosure of any of the material Intellectual Property Rights owned by the Company and its Subsidiaries.

(d) Immediately following the Closing, all Intellectual Property Rights used by the Company or any of its Subsidiaries in the operation of their businesses will be available for use by the Company or such Subsidiary on substantially the same terms and conditions under which the Company or such Subsidiary used such Intellectual Property Rights immediately prior to the Closing, except where the failure to be so available would not have, and would not be reasonably likely to have, a Material Adverse Effect.

(e) For purposes of this Agreement, “Intellectual Property Rights” means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof, (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing, (iii) all United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works, (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing, and (v) Internet domain name registrations and applications therefor.

5.19 Anti-takeover Law Inapplicable.

(a) The Company Board has approved the Offer, the Merger, this Agreement and the other transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Offer, the Merger and the other transactions contemplated hereby the restrictions contained in Section 203 of the DGCL, and no other anti-takeover or similar statute or regulation of the State of Delaware or any other state or jurisdiction applies or purports to apply to any such transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, or any anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws is, or at the Effective Time would be, applicable to the Shares, the Offer, the Merger or the other transactions contemplated by this Agreement.

5.20 Government Contracts.

(a) Except as would not have, and would not be reasonably likely to have, a Material Adverse Effect, with respect to any Government Contracts, there is no (i) civil fraud or criminal investigation by any Governmental Entity, or (ii) any suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its Subsidiaries, or (iii) request by a Governmental Entity for a contract price adjustment based on the False Claims Act (31 U.S.C. 3729 et seq.), the Truth in Negotiations Act (10 U.S.C. 2306a), or a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or claim of defective pricing in excess of $500,000, or (iv) dispute between the Company or any of its Subsidiaries and a Governmental Entity which, since December 31, 2003, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $500,000, or (v) any claim or request for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Entity in excess of $500,000.

(b) No termination for default or convenience, cure notice, or show cause notice has been issued by any Governmental Entity or by any prime contractor or subcontractor, in writing, with respect to performance by the Company or any of its Subsidiaries as a subcontractor of any portion of the obligation of a Government Contract which would have, and would be reasonably likely to have, a Material Adverse Effect.

(c) Other than in the ordinary course of business, no cost incurred by the Company or any of its Subsidiaries pertaining to any Government Contracts has been challenged, is the subject of any audit, or, to the knowledge of the Company, is the subject of any investigation or has been disallowed by any Governmental Entity, except where any challenge, audit, investigation or disallowance would not have, and would not be reasonably likely to have, a Material Adverse Effect.

(d) No payments due to the Company or any of its Subsidiaries pertaining to any Government Contracts have been withheld or set off, nor has any claim been made to withhold or set off money, and the Company and its Subsidiaries are entitled to all progress or other payments received with respect thereto, except where any withholding would not have, and would not be reasonably likely to have, a Material Adverse Effect.

(e) The Company and its Subsidiaries have complied with all material terms and conditions of any Government Contracts, including all clauses, provisions and requirements incorporated expressly by reference therein and all requirements thereunder relating to the safeguarding of, and access to, classified information, except where any failure to so comply would not have, and would not be reasonably likely to have, a Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has any outstanding Government Bid that, if accepted or awarded, is expected to result in a loss in excess of $1,000,000 to the Company or its Subsidiaries (or, after the Merger, Parent or its Subsidiaries). None of the Company and its Subsidiaries is a party to any Government Contract which is expected to result in a loss in excess of $1,000,000 to the Company or its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries or any of its or their respective directors or officers is or for the last five (5) years has been debarred or suspended from participation in the award of contracts with any Governmental Entity (it being understood that debarment and suspension does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements) which would have, and would be reasonably likely to have, a Material Adverse Effect. To the knowledge of the Company, there exist no facts or circumstances that are reasonably likely to result in the institution of suspension or debarment proceedings or the finding of non-responsibility on the part of the Company, any of its Subsidiaries or any of their respective directors, officers or any of the employees listed on Section 5.20(g) of the Company Disclosure Schedule. With regard to each federal Government Contract awarded to the Company in the last 5 years, the Company was eligible for such award at the time such award was made and remains eligible to perform such Government Contract, provided that no representation or warranty is made with respect to whether the Company remains or will remain eligible for exercises of options with respect to any such Government Contracts or recompetitions of any such Government Contracts or related Government Contracts.

(h) To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the legal requirements under (A) the Foreign Corrupt Practices Act of 1977, as amended, and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention, and (B) international anti-bribery conventions (other than the convention described in clause (A)) and local anti-corruption and anti-bribery laws, in each case, in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the “Anti-Bribery Laws”). To the Company’s knowledge, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company, its Subsidiaries or any agent thereof is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws.

(i) The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, and the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”). Neither the Company nor its Subsidiaries has received any written communication alleging that it is not in compliance with the Export Control Laws.

(j) The Company and each of its Subsidiaries is in compliance with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M, and any supplements, amendments or revised editions thereof, except where any failure to comply would not have, and would not be reasonably likely to have, a Material Adverse Effect. No security audit or inspection of the Company or any of its Subsidiaries has been conducted by the United States government during the past three (3) years (except for routine audits or inspections in the ordinary course of business). No facts currently exist that, to the knowledge of the Company, could be reasonably likely to give rise to the revocation of any facility security clearance of the Company or any of its Subsidiaries or any security clearance held by their respective executive officers, managers or persons designated in any Government Contract as a key person.

5.21 Advisors’ Fees. Except for BB&T Capital Markets | Windsor Group (the “Company Financial Advisor”), there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any fee from the Company or any of its Subsidiaries (including, after the consummation of the Merger, from Parent or Merger Sub in connection with the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement). The Company has delivered to Parent complete and accurate copies of all agreements under which any fees or expenses are or may be payable to the Company Financial Advisor.

5.22 Opinion of Financial Advisor. The Company Financial Advisor and Raymond James & Associates, Inc. has each rendered to the Company Board its opinion to the effect that, as of the date of this Agreement, the Offer Price to be received pursuant to the Offer and the Merger by the holders of

Shares is fair, from a financial point of view, to such holders, subject to the qualifications and assumptions contained therein (the “Fairness Opinions”). The Company has been advised that the Company Financial Advisor and Raymond James & Associates, Inc. each will permit the inclusion of its opinion in its entirety and, subject to prior review and consent by the Company Financial Advisor and Raymond James & Associates, Inc., as applicable, a reference to its opinion in the Offer Documents, the Schedule 14D-9 and the Proxy Statement. When available, the Company will provide to Parent a correct and complete copy of such opinion.

5.23 Certain Loans and Other Transactions.

(a) The Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(b) Except as set forth in the SEC Reports, no officer or director of the Company or any of its Subsidiaries nor any member of any such individual’s immediate family (whether directly or, to the Company’s knowledge, indirectly through an Affiliate of such Person) is presently, or within the past one (1) year has been, a party to any transaction or contract with the Company or any of its Subsidiaries, and there are no other transactions, agreements arrangements or understanding between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

5.24 Insurance. Section 5.24 of the Company Disclosure Schedule sets forth all insurance policies maintained by the Company and its Subsidiaries (the “Company Insurance Policies”). All of the Company Insurance Policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination of any of the Company Insurance Policies. No written notice of cancellation or termination has been received by the Company with respect to any such Company Insurance Policy other than as is customary in connection with renewals of existing Company Insurance Policies.

5.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither the Company, nor any other Person (i) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Company or any of its Subsidiaries, or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any of its Subsidiaries or the business conducted by the Company or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedule.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter (the “Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Parent Disclosure Schedule relates, provided, however, that any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement, so long as such disclosure is in sufficient detail to enable a reasonable reader to identify its applicability to the relevant provision in this Agreement; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Parent Material Adverse Effect), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

6.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not prevent or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

6.2 Authority; Non-Contravention; Approvals.

(a) Parent and Merger Sub have full corporate power and authority to enter into this Agreement and, subject to the Required Statutory Approvals, to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. This Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement have been approved by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement do not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by Parent or any of its Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters, bylaws, partnership agreements, trust declarations, or other similar organizational instruments of Parent or any of its Subsidiaries, (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, except with respect to clauses (B)

and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not prevent or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

(c) Except for the filing of the Required Statutory Approvals, and except as would not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution or delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement.

6.3 Litigation. There are no (i) claims, suits, actions or proceedings pending against Parent or any of its Subsidiaries, or (ii) to the knowledge of the Parent, threatened claims, suits, actions or proceedings against Parent or any of its Subsidiaries, in each case which, would prevent or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which would prevent or delay the consummation of the Offer, the Merger or the transactions contemplated by this Agreement.

6.4 Financing Arrangement. Parent has and will have at each of (i) the time of acceptance for purchase by Merger Sub of the Shares pursuant to the Offer, and (ii) the Effective Time, and will make available to Merger Sub (or cause to be made available), the funds necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement on the terms contemplated by this Agreement.

6.5 Parent Information. None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Proxy Statement (if applicable), or the other documents required to be filed by Parent or the Company in connection with the Offer, the Merger and the other transactions contemplated by this Agreement will at the time of its filing, dissemination to the Company’s stockholders or, in the case of the Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will (with respect to Parent, its officers, directors and Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.6 Advisors’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee from Parent or any of its Subsidiaries in connection with the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

6.7 Merger Sub.

(a) True and complete copies of the constituent documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to the Company.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 100 shares are issued and outstanding. Parent is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was recently formed by Parent solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than those contemplated by this Agreement.

6.8 No Ownership of Capital Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) own any Company capital stock or other securities of the Company or any of the Company’s Subsidiaries.

6.9 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any Affiliate of Parent, on the one hand, and any officer or director of the Company or any person that owns 5% or more of the shares of the Company capital stock, on the other hand.

6.10 No Other Representations and Warranties. Neither Parent, Merger Sub, nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub, in each case, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Parent Disclosure Schedule.

ARTICLE 7

COVENANTS

7.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement and continuing until the earlier of the Effective Time or the date nominees of Parent or Merger Sub constitute a majority of the members of the Company Board (such earlier time, the “Control Time”), except as required, permitted or expressly contemplated by this Agreement and except as specifically set forth in the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to (i) conduct its business in the ordinary course in all material respects, and (ii) take no action that would prohibit or materially impair or delay the ability of either the Company or any Subsidiary to obtain any necessary approvals of any Governmental Entity required for the Offer, the Merger of the other transactions contemplated by this Agreement or to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. During the period from the date of this Agreement to the Control Time, except as expressly contemplated or permitted by this Agreement and except as specifically set forth in the Company Disclosure Schedule, the Company will, and will cause its Subsidiaries to, use its commercially reasonable efforts to maintain and preserve intact the business organization of the Company and its Subsidiaries, to preserve the assets and properties of the Company and its Subsidiaries in satisfactory repair and condition, to keep available the services of its present officers, key employees and, taken as a whole, other employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice.

7.2 Company Forbearances. During the period from the date of this Agreement to the Control Time, except as set forth in the Company Disclosure Schedule and except as required by law or as required, permitted or contemplated by this Agreement, the Company will not, and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) (i) amend or propose to amend its Certificate of Incorporation or Bylaws (or other organizational documents), (ii) split, combine or reclassify its outstanding capital stock, or (iii)

declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to its outstanding capital stock (other than the payment of dividends required under the Company’s Certificate of Incorporation);

(b) issue, deliver, sell, transfer, pledge, dispose of or encumber, or agree to issue, deliver, sell, transfer, pledge, dispose of or encumber any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except (i) in accordance with Section 1.5, (ii) issuance of Shares pursuant to the vesting, exercise or conversion of Company Stock-Based Securities pursuant to the terms in effect on the date hereof and outstanding on the date hereof and set forth in Section 5.2(b) of the Company Disclosure Schedule, (iii) issuance of Shares upon the exercise of rights to purchase shares outstanding pursuant to the Stock Purchase Plan and set forth in Section 5.2(b) of the Company Disclosure Schedule and (iv) nothing in this Agreement shall prohibit the Company from extending the termination date of one or more issued and outstanding Company Stock Options (provided, however, that in no event shall the Company extend the termination date of such Company Stock Options past December 31, 2007).

(c) (i) incur, guarantee, modify, repurchase, prepay, redeem or become contingently liable with respect to any Indebtedness, except for Indebtedness incurred in the ordinary course of business, or enter into any swap or hedging agreement, (ii) redeem, reclassify, combine, split, subdivide, purchase or otherwise acquire, directly or indirectly, or offer to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, except in connection with the cashless exercise of Company Stock Options or Company SOSARs pursuant to the terms in effect on the date hereof and outstanding on the date hereof and set forth in Section 5.2(b) of the Company Disclosure Schedule, the vesting of the Company Restricted Shares pursuant to the terms in effect on the date hereof and outstanding on the date hereof and set forth in Section 5.2(b) of the Company Disclosure Schedule, cash settlement of any contributions under the Stock Purchase Plan, (iii) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business or business organization or any division or business unit thereof, (iv) authorize or make any commitment with respect to, any capital expenditure other than acquisitions of, or expenditures for, fixed or capital assets in the ordinary course of business, (v) sell, lease, license, pledge, encumber or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any material assets or businesses other than in the ordinary course of business, (vi) other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any Person other than to any wholly owned Subsidiary, (vii) enter into any new line of business, or (viii) discharge or satisfy any Lien or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except for in accordance with the terms of such Lien, obligation or liability or current liabilities incurred in the ordinary course of business;

(d) enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Offer, the Merger and the other transactions contemplated by this Agreement);

(e) alter, through merger, liquidation, reorganization, restructuring or any other fashion, its corporate structure or ownership of any of its Subsidiaries (other than the Offer, the Merger and the other transactions contemplated by this Agreement);

(f) enter into any sale, lease or license or suffer to exist any Lien (except for Permitted Liens) in respect of any of its assets, other than (i) Liens securing inter-company indebtedness, (ii) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (iii) leases and licenses of property with a term of less than one (1) year in the ordinary course of business consistent with past practice, and (iv) sales, leases or licenses with respect to immaterial assets;

(g) except as required by GAAP, the SEC or applicable law, or as recommended by the Company’s audit committee or its independent auditors, change any of the Company’s accounting principles;

(h) write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or regulatory or legal requirements;

(i) except as required by law or as is consistent with past practice, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing in any material respect the Tax liability of the Company and its Subsidiaries for any period ending after the Closing Date or decreasing in any material respect any Tax attribute of the Company and its Subsidiaries existing on the Closing Date;

(j) (i) grant any severance, retention, change in control or termination pay to, or enter into or amend any existing severance, retention, change in control or termination arrangement with, any current or former director, officer or employee, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention, change in control or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation, change of control or other similar agreement with any current or former director, officer, consultant or employee, (iv) establish, adopt, amend or grant any new award under (except as required by applicable law) any Company Plan or any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee, except, in each case, for (A) increases in compensation and benefits with respect to employees, other than those employees listed on Section 7.2(j) of the Company Disclosure Schedule, in the ordinary course of business consistent with past practice or required by the terms of existing arrangements, policies or agreements set forth in the Company Disclosure Schedule, (B) the payment of bonuses and awards described on the Company Disclosure Schedule, and (C) extensions of the termination date of one or more issued and outstanding Company Stock Options, but in no event later than December 31, 2007;

(k) settle or enter into any settlement agreement with respect to any litigation, except that, notwithstanding the foregoing, the Company may settle or enter into any settlement agreement with respect to any outstanding litigation where the amount of such settlement is less than $250,000 individually, or $625,000 in the aggregate, and does not require the taking or omission of any actions other than the payment of money;

(l) (i) cancel or compromise any debt or claim in an aggregate amount in excess of $150,000, except in the ordinary course of business consistent with past practice, or (ii) waive or release any rights, or settle any claim, in an aggregate amount in excess of $375,000;

(m) enter into any agreement that restricts its ability to engage or compete in any line of business in any material respect or that would otherwise prohibit or materially restrict it from operating as it has historically;

(n) other than in the ordinary course of business, and on terms not materially adverse to the Company and the Subsidiaries taken as a whole, enter into, amend, modify, cancel or consent to the termination of any Material Contract or any obligation, agreement or contract that would be a Material Contract if in effect on the date of this Agreement;

(o) enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (i) the Company or any Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(p) (i) except in the ordinary course of business, assign, transfer, license or sublicense, mortgage or encumber, abandon, permit to lapse, or otherwise dispose of any material Intellectual Property Rights, or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain the Intellectual Property Rights listed in Section 5.18(a)(i) of the Company Disclosure Schedule;

(q) enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions; or

(r) take any action that would result in condition (b) set forth in Annex A not being satisfied.

7.3 Control of Operations. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Control Time. Prior to the Control Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 7.2 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of counsel, violate applicable law.

7.4 No Solicitation by Company.

(a) Subject to Sections 7.4(c), 7.4(d) and 7.4(e), during the term of this Agreement the Company agrees that it and its Subsidiaries will not, and its or its Subsidiaries’ officers, directors, employees, agents or retained representatives (each, a “Company Representative”) will not, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage the making, submission, or reaffirmation by any Person (other than Parent and its Subsidiaries) of any inquiry, proposal or offer with respect to, that constitutes, or would be reasonably likely to lead to, any Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal, or (iii) enter into any agreement, understanding, letter of intent or arrangement with respect to any Acquisition Proposal. The Company shall use its reasonable best efforts to take the necessary steps promptly to inform each Company Representative of the obligations undertaken in this Section 7.4. Subject to Section 7.4(d), neither the

Company nor the Company Board or any committee thereof shall recommend to its stockholders any Acquisition Proposal or approve any agreement with respect to an Acquisition Proposal. The Company shall take, and shall cause its Subsidiaries to take, all actions reasonably necessary to cause the Company Representatives to immediately cease any discussions or negotiations with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 7.4 shall preclude the Company or any Company Representative from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 7.4(a). The Company shall immediately cease and shall instruct the Company Representatives to terminate any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries.

(b) The Company agrees that it will notify Parent promptly (and in any event within forty-eight (48) hours after the Company’s receipt) of any Acquisition Proposal, including the material terms of the Acquisition Proposal, which the Company, any of the Company’s Subsidiaries or any of the Company Representatives receives after the date hereof, and shall keep Parent informed on a prompt basis as to the status of and any material developments regarding any such proposal. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent.

(c) Notwithstanding Section 7.4(a), at any time prior to the acceptance for payment of the Shares pursuant to the Offer, following the receipt by the Company or any of its Subsidiaries of an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to such action (i) the Company Board shall have determined in good faith, after consultation with its outside legal and financial advisors, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable law and that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal (and in making this determination, the Company Board, directly or through the Company Representatives, may contact such Person and its advisors solely for the purpose of clarifying the unsolicited written Acquisition Proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to enable the Company Board to determine whether such proposal is, or is reasonably likely to lead to, a Superior Proposal), and (ii) the Company shall have informed Parent promptly following any such action (and in any event within forty-eight (48) hours after the Company’s receipt), the Company may (directly or through the Company Representatives) (A) enter into a confidentiality agreement on substantially the same terms as the Confidentiality Agreement, (B) subject to such confidentiality agreement, furnish non-public information with respect to the Company and its Subsidiaries to the Person who made such proposal (provided that the Company has previously furnished or concurrently furnishes such information to Parent), and (C) participate in negotiations regarding such proposal.

(d) Notwithstanding Section 7.4(a), if, at any time prior to the acceptance for payment of the Shares pursuant to the Offer, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not otherwise result from a breach of the terms of the first or third sentence of Section 7.4(a) or a material breach of the terms of the second, fourth or fifth sentence of Section 7.4(a), that such proposal is a Superior Proposal and/or recommending such Superior Proposal to the stockholders of the Company is necessary in order for the Company Board to comply with its fiduciary duties under applicable law, the Company may terminate this Agreement and/or its Board of Directors may approve or recommend such Superior Proposal to its stockholders, and immediately prior to or concurrently with the termination of this Agreement enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal, as applicable; provided, however, that the

Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 7.4(d) the Company pays to Parent the Termination Fee payable pursuant to Section 9.3(a) and provided, further, however, that the Company shall not exercise its right to terminate this Agreement and the Company Board shall not recommend a Superior Proposal to its stockholders pursuant to this Section 7.4(d) unless the Company shall have delivered to Parent a prior written notice advising Parent that the Company or its Board of Directors intends to take such action with respect to a Superior Proposal, specifying in reasonable detail the material terms and conditions of the Superior Proposal, this notice to be delivered not less than three (3) Business Days prior to the time the action is taken, and, during this three (3) Business Day period, the Company and its advisors shall negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

(e) Notwithstanding the foregoing provisions of this Section 7.4 to the contrary, nothing in this Agreement shall prevent the Company or the Company Board, at any time prior to the purchase of the Shares pursuant to the Offer, from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders required to be made by applicable statute, law, rule or regulation in connection with the making or amendment of a tender offer or exchange offer), (ii) making any required disclosure to stockholders with regard to any Acquisition Proposal or (iii) making a Change of Recommendation in accordance with Section 7.4(d).

(f) If at any time prior to the expiration of the Offer or the Effective Time, as the case may be, any event with respect to Parent (including its officers, directors and Subsidiaries) shall occur that is required to be described in an amendment of, or a supplement to, the Offer Documents, the Schedule 14D-9, the Proxy Statement or the other documents required to be filed by Parent or the Company in connection with the Offer, the Merger and the other transactions contemplated by this Agreement, Parent shall notify the Company thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by law, disseminated to the stockholders of the Company, and such amendment or supplement shall comply in all material respects with all provisions of applicable law.

7.5 Regulatory.

(a) Without limiting Section 7.3, the parties will cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Merger, the Offer and the other transactions contemplated by this Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Company and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable law relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. The parties will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) Each of Parent and the Company will, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents, the Schedule 14D-9, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(c) Each of Parent and the Company will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

7.6 Recommendation of the Company Board; Company Stockholder Approval; Preparation of Proxy Statement.

(a) If the Company Stockholders Approval is required by law to consummate the Merger, the Company shall, in accordance with applicable law and its Certificate of Incorporation and Bylaws, as promptly as practicable following the consummation of the Offer duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining such approval. The record date for determining eligibility to vote at the Company Stockholders Meeting shall be after the date on which Merger Sub shall have purchased and paid for, and been recognized by the Company as the record owner of, the Shares duly tendered in, and not withdrawn prior to the expiration of, the Offer. Subject to the duties of the Company Board under applicable law, the Company shall, through its board of directors, advise the Merger, recommend to its stockholders that the Company Stockholders Approval be given and will take all other action reasonably necessary or advisable to secure the Company Stockholders Approval. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding the foregoing, if Parent and Merger Sub in the aggregate shall acquire 90% or more of the then outstanding Shares pursuant to the Offer or otherwise, the parties shall take all necessary and appropriate actions to cause the Merger, pursuant to the terms thereof, to become effective as soon as reasonably practicable after such acquisition without a meeting of the stockholders of the Company and otherwise in accordance with the DGCL.

(b) If the Company Stockholders Approval is required by law to consummate the Merger, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its commercially reasonable efforts to respond promptly to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. If at any time prior to the Company Stockholders Meeting there shall occur any event that, in the judgment of the Company Board after consultation with its legal counsel, should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and each of the Company, Parent and Merger Sub shall furnish the other Parties with all information required to be included therein with respect to the Company, Parent or Merger Sub. The Company shall not use any proxy material (including, without limitation, the Proxy Statement or any amendment or supplement thereto) in connection with the Company Stockholders Meeting without prior consultation with Parent which approval shall not be unreasonably withheld.

(c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or Merger Sub to be voted in favor of the Merger.

(d) The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. Parent and Merger Sub hereby covenant and agree that none of the information supplied by Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No covenant is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

(e) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

7.7 Agreement to Cooperate; HSR Filings.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement. Prior to the Effective Time, the Company shall use its commercially reasonable efforts, and Parent and Merger Sub shall use their commercially reasonable efforts to cooperate and assist the Company, to obtain all consents of any third parties that may be necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement (other than consents from any Governmental Entities which are addressed in Section 7.7(c)).

(b) Without limitation of the foregoing, Parent and the Company undertake and agree to file as soon as practicable (and in any event not later than ten (10) days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”).

(c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.7(a) to obtain all requisite approvals and authorizations for the Offer, the Merger and the other transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Offer, the Merger and the other transactions contemplated by this Agreement, (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences, provided however, that the parties may comply with this subsection (c)(iii) by designating that certain sensitive information shall only be shared with the respective parties outside legal counsel, and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Entity regarding the legality under any antitrust law of the Merger; provided, however, that all obligations in this Section 7.7(c) shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.

(d) Each of Parent and the Company undertake to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement; provided, however, that neither party is required to contest or appeal any such order issued by a United States Court of Appeals.

(e) Parent and the Company shall use their respective commercially reasonable efforts to obtain, as soon as possible, confirmation from the applicable Governmental Entities that they will not recommend that the Company’s security clearances be revoked, suspended or downgraded as a result of the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement. The Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company and their respective employees from being revoked, suspended or downgraded.

7.8 Access to Information.

(a) Upon reasonable notice and subject to applicable law relating to the exchange of information, the Company will, and will cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (which the parties agree may be afforded in whole or in part through electronic means). During such period, the Company will, and will cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state laws applicable to such party (other than reports or documents that such party is not permitted to disclose under applicable law), (ii) within twenty-five (25) days of the end of each month following the date hereof, an unaudited monthly consolidated balance sheet of the Company and its Subsidiaries for the month then ended and related consolidated statements of earnings, cash flows and stockholders’ equity, and (ii) all other information concerning its business, properties and personnel as Parent and its representatives may reasonably request.

(b) Notwithstanding the foregoing, neither the Company nor Parent nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business. The parties will use their commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 or the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of the Company of such amendment or supplement, in each case as promptly as practicable.

(c) All information provided to Parent and its representatives pursuant to this Section 7.8 shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Article 9, such Confidentiality Agreement shall continue in accordance with its terms.

7.9 Expenses and Fees. Except as may be otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Offer, the Merger or the other transactions contemplated by this Agreement are consummated; provided that any fee for any filing under the HSR Act will be paid by Parent. Notwithstanding anything to the contrary herein, Parent shall pay or cause the Company to pay, on the date that Merger Sub purchases the Shares validly tendered pursuant to the Offer, the Company’s legal fees and expenses related to the actions or transactions contemplated by this Agreement and incurred prior to the Closing Date, the investment banking and advisory fees of the Company Financial Advisor and Raymond James & Associates, Inc., the transaction bonuses described on the Company Disclosure Schedule, and the diligence data site hosting fees, accounting fees, printing fees and filing fees incurred in connection with the transactions contemplated by this Agreement.

7.10 Public Statements. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Offer, the Merger and the other transactions contemplated by this Agreement shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as such release or announcement may be required by law or the rules or regulations of the any applicable United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, and (ii) that each of Parent, Merger Sub and the Company and their respective Affiliates may make such an announcement to their respective employees, customers and suppliers, after consultation with the other parties.

7.11 Employee Matters.

(a) For a period of one (1) year after the Effective Time, Parent shall provide each Company Employee as of the Effective Time with employee benefits and compensation plans, programs and arrangements (other than awards of equity-based compensation but including other forms of cash incentive compensation) that are substantially similar, in the aggregate, to, at the discretion of Parent, either (i) the employee benefits and compensation plans, programs and arrangements provided to the most directly similarly situated employee of Parent and its Subsidiaries (the “Parent Plans”) or (ii) those provided such Company Employees immediately prior to the Effective Time under the Company Plans listed on Schedule 5.13 of the Company Disclosure Schedule. From the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Employee who is covered by a collective bargaining agreement, compensation and benefits in accordance with the terms and conditions of such collective bargaining agreement. Nothing herein shall be deemed to be a guarantee of employment for any Company Employee, or to restrict the right of the Surviving Corporation to terminate any Employee. Notwithstanding the foregoing, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Parent Plan or Company Plan, or (ii) shall limit the right of the Parent, Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Parent Plan or Company Plan following the Effective Time. Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 7.11 with respect to Company Employees are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Company Employees, former Company Employees, any participant in any Parent Plan or Company Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, or any of their respective Affiliates or continued participation in any Parent Plan or Company Plan.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to receive credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.

(c) Parent and the Company hereby acknowledge that a “change of control” (or similar phrase) within the meaning of the Company Stock Option Plans and Company Plans set forth on Schedule 7.11(c), as applicable, will occur at or prior to the Effective Time, as applicable.

(d) The Company shall not communicate in writing to groups of Company employees and/or Company retirees, regarding any matters discussed in this Section 7.11 without the consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned and to be rendered promptly. The Company will use its commercially reasonable efforts to cause its officers and the members of the Company Board not to make any formal, oral communications to groups of Company employees and/or Company retirees that are inconsistent with the provisions of this Section 7.11.

(e) As soon as practicable following the date of this Agreement, the Company shall take such action as may be necessary so that no new contributions shall be accepted by, or made to, the Stock Purchase Plan and any cash remaining in participant’s accounts after the date such action is taken will be distributed to participants. The Company shall terminate the Stock Purchase Plan immediately prior to the Effective Time. On and after the date hereof, no future offering periods will be commenced or options will be granted under the Stock Purchase Plan. With respect to matters described in this Section 7.11(e), any material notices or other communication materials provided to the Stock Purchase Plan’s participants shall be subject to prior review and approval of Parent.

7.12 Notification of Certain Matters; Supplemental Disclosure.

(a) Each of Parent, Merger Sub and the Company agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, of (i) any event which occurrence or failure to occur would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) any breach of any covenant in this Agreement at any time from the date hereof to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 7.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. No disclosure after the date hereof of an inaccuracy of any representation and warranty made in this Agreement shall affect any representation or warranty made herein.

(b) Each of Parent, Merger Sub and the Company agrees to give prompt notice to each other of (i) any communication received from any Person alleging a consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material communication received from any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Until the Closing, Parent, Merger Sub and the Company shall have the obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto with respect to any matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules. Neither the supplementation of the disclosure schedules pursuant to the obligation in Section 7.12(c) nor any disclosure after the date hereof an inaccuracy of any representation and warranty made in this Agreement shall affect any representation or warranty made herein.

7.13 Directors and Officers Indemnification and Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) may have under any employment or indemnification agreement or under the Company’s Certificate of Incorporation, its Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries, from and after the Effective Time, Parent and Surviving Corporation (the “Indemnitors”) shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Closing Date serving as a director, officer or trustee, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom, and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of the Indemnitors pursuant to this Section 7.13(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be a director, officer or trustee of the Company or any of its Subsidiaries or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.13(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party in his or her capacity as a director, officer or trustee of the Company or any of its Subsidiaries or fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries, and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.13(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company’s certificate of incorporation or its bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Company’s Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries identified on Section 7.13(b) of the Company Disclosure Schedule shall be assumed by Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, the organizational documents of Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of the Company’s Subsidiaries or with respect to any employee benefit plans (within the meaning of Section 3(3) of ERISA), unless such modification shall be required by law and then only to the minimum extent required by law.

(d) Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the Offer, the Merger and the other transactions contemplated by this Agreement; provided, that (i) that Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time, (ii) in no event shall Surviving Corporation be required to expend pursuant to this Section 7.13(d) more than an amount per year of coverage equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, Surviving Corporation would be required to expend more than two hundred fifty percent (250%) of the current annual premiums paid by the Company, Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company. Parent shall, and shall cause Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e) If Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Corporation assumes the obligations set forth in this Section 7.13.

(f) Parent shall cause Surviving Corporation to perform all of the obligations of Surviving Corporation under this Section 7.13 and the parties acknowledge and agree that Parent guarantees the payment and performance of Surviving Corporation’s obligations pursuant to this Section 7.13.

(g) This Section 7.13 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.13.

7.14 Stockholder Litigation. The Company shall keep Parent informed of, and cooperate with Parent in connection with, any stockholder litigation or claim against the Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided that all obligations in this Section 7.14 shall be subject to the obligations of the Company under applicable laws relating to attorney-client communication and privilege.

7.15 Listing. The Surviving Corporation shall cause the Shares to be de-listed from the AMEX and de-registered under the Exchange Act following the Effective Time.

7.16 Rule 14(d)(10). Prior to the Expiration Date, the Company (acting through its Board of Directors and Compensation Committee) shall take all such steps as may be required to cause to be exempt under amended Rule 14d-10(c) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into by the Company, Parent or any of their respective Affiliates entered into in connection with, or in anticipation of, this Agreement, or any such arrangement which could reasonably be expected to fall within the non-exclusive safe harbor provisions of such rule.

7.17 CFIUS; Exon-Florio. As soon as practicable after the date of this Agreement, the Parties shall prepare and file with the Committee on Foreign Investment in the United States (CFIUS) a joint voluntary notice under the Exon-Florio amendment to the Defense Production Act of 1950, as amended (Exon-Florio), with respect to the transaction contemplated by this Agreement. The Parties shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process. The Parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable.

7.18 DSS. As soon as practicable after the date of this Agreement, the Company shall prepare and submit to the Defense Security Service (DSS) of the United States Department of Defense and, to the extent applicable, the United States Department of Energy (DOE) a notification under the National Industrial Security Program Operating Manual (NISPOM) and any applicable DoE security regulations, and fully cooperate with Parent in requesting from DSS and to the extent applicable, DoE approval to operate the business of the Company pursuant to Parent’s existing Foreign Ownership, Control, or Influence (FOCI) mitigation plan.

7.19 ITAR. Parent and Company shall promptly prepare and file with the United States Department of State Directorate of Defense Trade Controls (DDTC) notifications under 22 U.S.C. §§2778-2780 of the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. §§120-130) (ITAR).

ARTICLE 8

CONDITIONS TO THE MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) if required by the DGCL, the Merger shall have been duly approved by the requisite affirmative vote of the stockholders of the Company in accordance with applicable law, the Certificate of Incorporation and Bylaws of the Company;

(b) no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated, issued or enforced by any court or other Governmental Entity which is in effect and has the effect of prohibiting, restraining or enjoining the consummation of the Merger; and

(c) Merger Sub shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after Merger Sub shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer or before or after the Company Stockholders Approval (if required by applicable law) only:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party:

(i) if the purchase of the Shares pursuant to the Offer shall not have occurred on or prior to the close of business on July 31, 2007 (the “Outside Date”); provided however, that the right to terminate this Agreement pursuant to this paragraph 9(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or primarily resulted in, such purchase not occurring before such date;

(ii) if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer, the Merger and the other transactions contemplated by this Agreement, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or primarily resulted in, such action by such Government Entity;

(iii) if the representations and warranties of the other party contained in this Agreement shall not be true and correct such that the condition set forth in Section (b)(i) of Annex A would be incapable of being satisfied by the Outside Date, provided however, that the party seeking to terminate the Agreement pursuant to this Section 9.1(b)(iii) may not then be in material breach of its obligations under this Agreement; and

(iv) if the other party shall have materially breached or failed to perform in any material respect any of its material covenants contained in this Agreement such that the condition set forth in Section (b)(ii) of Annex A would be incapable of being satisfied by the Outside Date; provided however, that the party seeking to terminate the Agreement pursuant to this Section 9.1(b)(iv) may not then be in material breach of its obligations under this Agreement.

(c) by Parent, upon written notice to the Company, if before the purchase of the Shares pursuant to the Offer, the Company Board shall have (i) effected a Change in Recommendation, (ii) approved or recommended any Acquisition Proposal, or (iii) failed to reconfirm its recommendation of the Merger and the other transaction contemplated hereby within ten (10) Business Days after receipt of a written request by Parent; provided that such request by Parent may be made only after the public announcement of an Acquisition Proposal (including the filing of a Schedule 13D with the SEC);

(d) by either Parent or the Company, if the Company Board has provided written notice to Parent that it has determined to accept a Superior Proposal; provided, that the Company may terminate this Agreement under this Section 9.1(d) only if:

(i) the Company is not then and has not been in breach of its obligations under Section 7.4 in any material manner; and

(ii) upon such termination, the Company makes the payment to Parent required under Section 9.3(a)(ii) in accordance with such section.

(e) by Parent, upon written notice to the Company, if the Company or Parent is informed by any applicable Governmental Entity that the Regulatory Condition Consents may be obtained only upon the satisfaction of one or more conditions or is subject to limitations or would have other consequences and the satisfaction of such conditions or the effect of such limitations or consequences would result in the Company suffering a loss of security clearances necessary for the Company to perform a material portion of its Material Contracts or a Material Adverse Effect; provided however, that Parent may not then be in material breach of its obligations under this Agreement; provided further that if (i) the right to terminate pursuant to this Section 9.1(e) becomes available to Parent prior to the Outside Date, and (ii) Parent does not have the right to terminate pursuant to any other provision of Section 9.1 either at the time that the right to terminate pursuant to this Section 9.1(e) becomes available to Parent or at any time during a period of 30 days thereafter (other than Section 9.1(b)(i) due to the passage of time), then at the end of such 30 day period, the termination right set forth in this Section 9.1(e) shall expire and the condition set forth in clause (iv) of the first paragraph of Annex A shall be deemed waived by Parent and Merger Sub as of the end of such 30 day period.

9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Parent, Merger Sub, the Company or their respective officers or directors, except as provided in Section 9.3 and except that in the case of any such termination, Section 7.8(c), this Section 9.2, Section 9.3 and Article 10 shall survive. Nothing in this Section 9.2 shall relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any action or omission that constitutes fraud.

9.3 Termination Payment; Expenses.

(a) If this Agreement is terminated:

(i) by Parent pursuant to Section 9.1(c), then the Company shall pay to Parent within two (2) Business Days after the date of such termination, the Termination Fee, which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Parent; or

(ii) by the Company pursuant to Section 9.1(d), then the Company shall pay to Parent the Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Parent, contemporaneously with notice of termination thereunder.

(b) In the event the Termination Fee contemplated by Section 9.3(a) is not paid when due, the Termination Fee payment shall bear interest at a rate equal to the prime rate announced from time to time by The Wall Street Journal plus 1% per annum, and in addition to being obligated to pay make such payment and interest thereon, the Company shall pay or reimburse the Parent’s costs and expenses (including but not limited to reasonable legal fees and expenses) solely to the extent incurred in connection with any action, including but not limited to the filing of any lawsuit or other legal action to collect payment of the Termination Fee and any interest thereon.

(c) Notwithstanding anything to the contrary in this Agreement and subject to Section 9.3(d), the parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Parent and Merger Sub would otherwise be entitled to assert against the Company or any of its assets, or against any of its directors, officers, employees and stockholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Merger Sub. Except for nonpayment of the Termination Fee, the parties hereby agree that, upon termination of this Agreement in circumstances where the Termination Fee is payable, in no event shall Parent or Merger Sub (i) seek to obtain any recovery or judgment against the Company or any of its assets, or against any of its directors, officers, employees or stockholders or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

(d) If the Agreement is terminated by the Company pursuant to Section 9.1(b)(iii) or (iv) or by Parent pursuant to Section 9.1(e), then Parent shall pay to the Company an amount equal to the third-party, out of pocket expenses incurred by the Company (plus any interest payable pursuant to this Section 8.3(d)) (the “Company Expenses”), which amount shall not exceed $1,000,000. Except as otherwise provided in this Section 9.3(d), the Company Expenses shall be paid to the Company by wire transfer of immediately available funds to an account specified to Parent by the Company and such amount shall be paid within two (2) Business Day of termination. Parent acknowledges that the agreements contained in this Section 9.3(d) are an integral part of the transactions contemplated in this

Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay the amount due pursuant to this Section 9.3(d) when it is required to be paid, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the fees set forth in this Section 9.3(d), Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, including any costs of collection, together with interest bearing a rate equal to the prime rate announced from time to time by The Wall Street Journal plus 1% per annum

(e) If the Agreement is terminated by Parent pursuant to Section 9.1(b)(iii) or (iv) and the Termination Fee is not payable pursuant to Section 9.3(a), then the Company shall pay to Parent an amount equal to the third-party, out of pocket expenses incurred by Parent (the “Parent Expenses”), which amount shall not exceed $1,000,000. The Parent Expenses shall be paid to Parent by wire transfer of immediately available funds to an account specified to the Company by Parent. Such fee shall be paid within two (2) Business Day of termination. The Company acknowledges that the agreements contained in this Section 9.3(e) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amount due pursuant to this Section 9.3(e) when it is required to be paid, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fees set forth in this Section 9.3(e), the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, including any costs of collection, together with interest bearing a rate equal to the prime rate announced from time to time by The Wall Street Journal plus 1% per annum.

9.4 Amendment. This Agreement may not be amended except by action taken by the parties’ respective boards of directors or pursuant to authority granted by such boards of directors and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10

GENERAL PROVISIONS

10.1 Non-Survival. None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto. None of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 10.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub to:

QinetiQ North American Operations, LLC

7918 Jones Branch Drive

Suite 400

McLean, VA 22102

Attention: Duane Andrews, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW

Washington, D.C. 20004

Attention: James R. Hanna

(Fax) 202/637-2201

If to Company, to:

Analex Corporation

2677 Prosperity Avenue, Suite 400

Fairfax, Virginia 22031

Attention: Sterling E. Phillips, Jr.

(Fax) 703/852-2203

with a copy to (which shall not constitute notice):

Holland & Knight LLP

1600 Tysons Boulevard

Suite 700

McLean, Virginia 22102

Attention: William J. Mutryn

(Fax) 703/720-8610

Hogan & Hartson LLP

555 Thirteenth Street, NW

Washington, D.C. 20024

Attention: Stuart A. Barr

(Fax) 202/637-5910

All such communications shall be deemed to have been duly given: (i) in the case of a notice delivered by hand, when personally delivered, (ii) in the case of a notice sent by facsimile, upon transmission subject to telephone and automated confirmation of receipt, and (iii) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

10.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation, and (iii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

10.4 Miscellaneous. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule, and the other documents and instruments referred to herein) together with the Confidentiality Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) is not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that on or prior to the mailing of the Offer Documents, Parent may assign this Agreement to a wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

10.5 Jurisdiction. Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 10.5 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law. The parties agree that the mailing by certified or registered mail, return receipt requested, of any process required by any Relevant Court, to the address specified in Section 10.2, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

10.7 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.8 Severability. Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

10.9 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE OFFER, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.10 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.10.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

PARENT:

QINETIQ NORTH AMERICA OPERATIONS, LLC

By:	/s/ Duane Andrews
Name:	Duane Andrews
Title:	Chief Executive Officer

MERGER SUB:

APOLLO MERGER SUB INC.

By:	/s/ Duane Andrews
Name:	Duane Andrews
Title:	President

COMPANY:

ANALEX CORPORATION

By:	/s/ Sterling E. Phillips, Jr.
Name:	Sterling E. Phillips, Jr.
Title:	Chief Executive Officer

The undersigned, as the ultimate parent of Parent and Merger Sub, agrees to take all action necessary to cause Parent, Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. The undersigned unconditionally guarantees to the Company the full and complete performance by Parent, Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Parent, Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. The undersigned hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Parent, Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this paragraph.

QINETIQ GROUP PLC

By:	/s/ Doug Webb
Name:	Doug Webb
Title:	Director

ANNEX A: CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer or the Agreement, in addition to (and not in limitation of) Merger Sub’s rights pursuant to the Agreement to extend and amend the Offer in accordance with the Agreement, and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Merger Sub’s obligation to pay for or return tendered Shares after termination of the Offer, Merger Sub shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any tendered Shares not theretofore accepted for payment or paid for, and Merger Sub may amend the Offer (subject to Section 1.1 of the Agreement) if (i) a number of Shares representing at least a majority of the sum of (x) the total number of outstanding Shares plus (y) the total number of Shares issuable upon exercise of outstanding options, warrants, conversion privileges and other similar rights (excluding any Shares issuable pursuant to Section 1.5) shall not have been validly tendered prior to the expiration of the Offer and not withdrawn or otherwise acquired by Parent or any of its affiliates prior to the expiration of the Offer (“Minimum Condition”), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated prior to the expiration date of the Offer (the “HSR Condition”), (iii) the Company and Parent shall have failed to obtain the following U.S. Government confirmations, consents and approvals (collectively, the “Regulatory Condition Consents”), in each case as required in order to effect the purchase of the Company under this Agreement: (1) written confirmation by CFIUS of the successful completion of the review process under Exon-Florio with respect to the acquisition, (2) approval of DSS and, to the extent applicable, DoE, to operate the business of the Company pursuant to Parent’s existing FOCI mitigation plan, and (3) any approvals required by DDTC pursuant to the ITAR, (iv) subject to the second proviso in Section 9.1(e), the Company or Parent shall have been informed by any applicable Governmental Entity that the Regulatory Condition Consents may be obtained only upon the satisfaction of one or more conditions or is subject to limitations or would have other consequences and the satisfaction of such conditions or the effect of such limitations or consequences would result in the Company suffering a loss of security clearances necessary for the Company to perform a material portion of its Material Contracts or a Material Adverse Effect or (v) at any time on or after the date of the Agreement and prior to the time of acceptance of such Shares for payment pursuant to the Offer or the payment therefor, any of the following conditions has occurred and continues to exist through the time of acceptance for payment or payment:

(a) there shall be any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction enacted, entered, promulgated, issued or enforced by any Court or other Government Entity which is in effect and which has the effect of prohibiting, restraining or enjoining the Offer or the Merger or any of the other transactions contemplated by this Agreement;

(b) (i) (A) the representations and warranties of the Company contained in this Agreement (other than those set forth in Sections 5.2 and 5.4), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification (except for the representations and warranties contained in Section 5.7(ii), for which such qualifiers shall not be disregarded), shall not be true and correct at the date of the Agreement and as of the date of the consummation of the Offer with the same effect as if made at and as of such time (other than representations and warranties that specifically relate to an earlier date or changes resulting from actions permitted under Section 7.1 and 7.2 of the Agreement, in which cases such representations and warranties shall be true and correct as of such earlier date), with only such exceptions as have not had, and would not be reasonably likely to have, a Material Adverse Effect on the Company, and (B) the representations and warranties of the Company set forth in Sections 5.2 and 5.4 shall not be true and correct in all material respects, (ii) the Company shall have failed to perform or comply in all material respects with its material covenants and obligations contained in the Agreement, or (iii) there shall have occurred and continue to exist since the date of the Agreement any events or changes which constitute a Material Adverse Effect on the Company, or any development that is reasonably likely to result in a Material Adverse Effect;

(c) the Company Board or any committee thereof shall have (i) withdrawn or modified in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer or the Merger or the other transactions contemplated by this Agreement, (ii) approved or recommended any Acquisition Proposal, or (iii) fail to reconfirm its recommendation of the Merger and the other transactions contemplated hereby within ten (10) Business Days after receipt of a written request by Parent; provided that such request by Parent may be made only after the public announcement of an Acquisition Proposal (including the filing of a Schedule 13D with the SEC); or

(d) the Agreement shall have been terminated in accordance with its terms.

Subject to the provisions of Section 1.1 of the Agreement, the foregoing conditions are solely for the benefit of Parent and Merger Sub and may be waived by either Parent or Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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EXHIBIT A: DEFINITIONS – REFERENCE TABLE

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Acquisition Proposal” means any proposal or offer for, or with respect to, whether in one transaction or a series of related transactions, any (a) merger, reorganization, consolidation or similar transaction involving the Company or any of its Subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or any of its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries, or (c) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding voting securities of the Company; provided, however, that the term “Acquisition Proposal” shall not include the Offer, the Merger or any of the other transactions contemplated by this Agreement.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“AMEX” has the meaning assigned to such term in Section 1.3(a).

“Agreement” has the meaning assigned to such term in the Preamble.

“Blue Sky Laws” has the meaning assigned to such term in Section 5.4(c).

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as amended.

“Certificates” has the meaning assigned to such term in Section 4.2(b).

“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended.

“Certificate of Merger” has the meaning assigned to such term in Section 2.2.

“Change in Recommendation” means (i) the Company Board withdraws or modifies or proposes publicly to withdraw or modify (in a manner adverse to Parent), or fails to make, the recommendation that the holders of Shares approve the Merger, or (ii) the Company Board recommends that the holders of Shares approve a Superior Proposal.

“Claim” has the meaning assigned to such term in Section 7.13(a).

“Classified Contracts” means those certain agreements by and between the Company or any of its Subsidiaries, on the one hand, and certain departments and agencies of the United States Government, on the other hand, which agreements contain security and confidentiality obligations preventing the Company or any of its Subsidiaries from disclosing their nature and terms to any party.

“Closing” has the meaning assigned to such term in Section 2.3.

“Closing Date” has the meaning assigned to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning assigned to such term in the Recitals.

“Company” has the meaning assigned to such term in the Preamble.

“Company Board” has the meaning assigned to such term in the Recitals.

“Company Convertible Notes” has the meaning assigned to such term in Section 5.2(b).

“Company Disclosure Schedule” has the meaning assigned to such term in the introduction to Article 5.

“Company Employees” means the active employees of the Company and its Subsidiaries.

“Company Financial Advisor” has the meaning assigned to such term in Section 5.21.

“Company Insurance Policies” has the meaning assigned to such term in Section 5.24.

“Company IP Claim” has the meaning assigned to such term in Section 5.18(b).

“Company Expenses” has the meaning assigned to such term in Section 9.3(d).

“Company Plans” has the meaning assigned to such term in Section 5.13(a).

“Company Preferred Stock” means Series A Preferred Stock and Series B Preferred Stock.

“Company Reports” has the meaning assigned to such term in Section 5.5(a).

“Company Representative” has the meaning assigned to such term in Section 7.4(a).

“Company Restricted Shares” has the meaning assigned to such term in Section 5.2(b).

“Company SOSARs” has the meaning assigned to such term in Section 5.2(b).

“Company Stock-Based Securities” has the meaning assigned to such term in Section 5.2(b).

“Company Stockholders Approval” has the meaning assigned to such term in Section 5.4(d).

“Company Stockholders Meeting” has the meaning assigned to such term in Section 7.6(a).

“Company Stock Options” has the meaning assigned to such term in Section 4.4(a).

“Company Stock Option Plans” has the meaning assigned to such term in Section 4.4(a).

“Company Warrants” has the meaning assigned to such term in Section 5.2(b).

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 22, 2006 between Apogen Technologies, Inc. and the Company Financial Advisor (as authorized agent for the Company), as the same may be amended from time to time.

“Control Time” has the meaning assigned to such term in Section 7.1.

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“Convertible Instruments” has the meaning assigned to such term in the Recitals.

“DGCL” has the meaning assigned to such term in Section 2.1.

“Dissenting Shares” has the meaning assigned to such term in Section 4.6.

“DOJ” has the meaning assigned to such term in Section 7.7(b).

“Effective Time” has the meaning assigned to such term in Section 2.2.

“Environmental Law” means any applicable federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with the Company as defined in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” has the meaning assigned to such term in Section 1.1(b).

“Exchange Agent” has the meaning assigned to such term in Section 4.2(a).

“Exchange Fund” has the meaning assigned to such term in Section 4.2(a).

“Expenses” has the meaning assigned to such term in Section 7.13(a).

“Expiration Date” has the meaning assigned to such term in Section 1.1(a).

“Export Control Laws” has the meaning assigned to such term in Section 5.20(i).

“FTC” has the meaning assigned to such term in Section 7.7(b).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Government Bid” means any quotation, bid or proposal which, if accepted or awarded, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services.

“Government Contracts” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, Government Bid, change order or other commitment or funding vehicle between a Person and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b). A Government Task Order shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

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“Government Task Order” means any purchase order, delivery order, or task order under a Government Contract.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any government authority or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Condition” has the meaning assigned to such term in Annex A.

“Indebtedness” means (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company or any of its Subsidiaries under capitalized leases, (iv) obligations of the Company or any of its Subsidiaries under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Company or any of its Subsidiaries with respect to the deferred purchase price of property, (v) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements and (vi) all obligations of any of the Company or any of its Subsidiaries to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company or any of its Subsidiaries.

“Indemnitors” has the meaning assigned to such term in Section 7.13(a).

“Indemnified Parties” has the meaning assigned to such term in Section 7.13(a).

“Independent Directors” has the meaning assigned to such term in Section 1.3(c).

“Independent Committee” has the meaning assigned to such term in Section 1.3(d).

“Initial Expiration Date” has the meaning assigned to such term in Section 1.1(a).

“Intellectual Property Rights” has the meaning assigned to such term in Section 5.18(e).

“knowledge” means, as to any party, the actual knowledge of the current chief executive officer, chief operating officer, chief financial officer, vice president of finance, controller, director of human resources, and in house counsel of the party.

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“laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and assets thereof (including, laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention).

“Leased Real Property” has the meaning assigned to such term in Section 5.15(b).

“Leases” has the meaning assigned to such term in Section 5.15(b).

“Letter of Transmittal” has the meaning assigned to such term in Section 4.2(b).

“Liens” means claims, encumbrances, mortgages, security interests, equities, options, rights of first refusal, or charges of any nature whatsoever.

“Material Adverse Effect” means any change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is materially adverse to the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, fact, event or effect arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their respective businesses, (iii) changes in GAAP, (iv) the negotiation, execution, announcement or performance of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, vendors, lenders, investors, venture partners or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (so long as the forgoing do not disproportionately affect the Company and its Subsidiaries), (vii) earthquakes, hurricanes, floods, or other natural disasters (so long as the forgoing do not disproportionately affect the Company and its Subsidiaries), or (viii) any action taken by the Company or any of its Subsidiaries at the request or with the consent of any of Parent, Merger Sub or any of their Subsidiaries. The parties agree that the mere fact of a decrease in the market price of the Company Common Stock shall not, in and of itself, constitute a Material Adverse Effect.

“Material Contracts” has the meaning assigned to such term in Section 5.17(a).

“Merger” has the meaning assigned to such term in the Recitals.

“Merger Sub” has the meaning assigned to such term in the Preamble.

“New Plans” has the meaning assigned to such term in Section 7.11(b).

“Minimum Condition” has the meaning assigned to such term in Annex A.

“Multiemployer Plan” has the meaning assigned to such term in Section 5.13(c).

“Offer” has the meaning assigned to such term in the Recitals.

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“Offer Documents” has the meaning assigned to such term in Section 1.1(d).

“Offer Price” has the meaning assigned to such term in the Recitals.

“Outside Date” has the meaning assigned to such term in Section 9.1(b)(i).

“Parent” has the meaning assigned to such term in the Preamble.

“Parent Expenses” has the meaning assigned to such term in Section 9.3(e).

“Parent Material Adverse Effect” means any change, circumstance, fact, event or effect that would be reasonably likely to prevent, or materially hinder or delay, Parent or Merger Sub from consummating the Offer, the Merger or any of the other transactions contemplated by this Agreement.

“Parent Disclosure Schedule” has the meaning assigned to such term in the introduction to Article 6.

“Parent Plans” has the meaning set forth in Section 7.11(a).

“Permits” has the meaning assigned to such term in Section 5.10.

“Permitted Liens” means, as to any Person (a) Liens that do not interfere with the value, marketability or use of the assets in the operations or business of the Person, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Person’s books in accordance with GAAP principles, (c) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of the Person or materially interfere with the use thereof as currently used and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and or which adequate reserves in accordance with GAAP shall have been set aside on its books.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department or agency thereof.

“Proxy Statement” has the meaning assigned to such term in Section 5.4(c).

“Regulatory Condition Consents” has the meaning assigned to such term in Annex A.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition.

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601(22).

“Relevant Courts” has the meaning assigned to such term in Section 10.5.

“Required Statutory Approvals” means, collectively, (a) the filings by Parent and Company required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition laws or regulations, if any, and expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition laws or regulations, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger.

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“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 5.5(a).

“Schedule 14D-9” has the meaning assigned to such term in Section 1.2(b).

“Schedule TO” has the meaning assigned to such term in Section 1.1(d).

“SEC” has the meaning assigned to such term in Section 1.1(b).

“SEC Reports” has the meaning assigned to such term in Article 5.

“Securities Act” has the meaning assigned to such term in Section 5.3.

“Series A Preferred Stock” has the meaning assigned to such term in Section 5.2(a).

“Series B Preferred Stock” has the meaning assigned to such term in Section 5.2(a).

“Shares” has the meaning assigned to such term in the Recitals.

“Short Form Merger Threshold” has the meaning assigned to such term in Section 2.1(b).

“Stock Purchase Plan” has the meaning assigned to such term in Section 4.4(f).

“Subsidiary” means, when used with reference to any person or entity, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” means an Acquisition Proposal (provided that for purposes of the definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned above, except that references to “20% or more” shall be deemed to be references to “50% or more”) that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the Person making the proposal, and, if consummated would result in a transaction more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Parent in response to such Acquisition Proposal).

“Surviving Corporation” has the meaning assigned to such term in Section 2.1.

“Tax Return” means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes (including any schedule or attachment thereto or amendment thereof), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or

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similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tender and Voting Agreement” has the meaning assigned to such term in the Recitals.

“Termination Fee” means a fee equal to $5,679,000.

“Top-Up Closing” has the meaning assigned to such term in Section 1.5(c).

“Top-Up Exercise Notice” has the meaning assigned to such term in Section 1.5(c).

“Top-Up Notice Date” has the meaning assigned to such term in Section 1.5(c).

“Top-Up Option” has the meaning assigned to such term in Section 1.5(a).

“Top-Up Option Shares” has the meaning assigned to such term in Section 1.5(a).

“Top-Up Termination Date” means the earliest to occur of (A) the Effective Time, (B) the termination of this Agreement, and (C) at 5:00 p.m. New York City time on twentieth (20th) Business Day following the consummation of the Offer.

“Transaction Committee” has the meaning assigned to such term in Section 1.2(a).

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Schedules to the Agreement and Plan of Merger

*         The Company agrees to furnish, supplementally, a copy of the omitted schedules to the Securities and Exchange Commission upon request.